Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205619

PROSPECTUS SUPPLEMENT

Dated April 5, 2018

(To Prospectus Dated July 24, 2015)

Northern Oil and Gas, Inc.

58,666,667 Shares of Common Stock

We are offering 58,666,667 shares of our common stock, par value $0.001 per share.

Our common stock is listed on the NYSE American under the symbol “NOG.” On April 5, 2018, the last sale price of our common stock as reported on the NYSE American was $1.73 per share.

You should read both this prospectus supplement and the accompanying prospectus, as well as any documents incorporated by reference in this prospectus supplement and/or the accompanying prospectus, before you make your investment decision.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and in the other documents incorporated by reference into this prospectus supplement.

PRICE $1.50 PER SHARE

	Per Share	Total
Public offering price	$1.5000	$88,000,000.50
Underwriting discounts and commissions(1)	$0.0525	$3,080,000.02
Proceeds, before expenses, to us	$1.4475	$84,920,000.48

(1) The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” beginning on page S-46 of this prospectus supplement for details.

The underwriters have a 30-day option to purchase up to an additional 8,800,000 shares of common stock from us at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock to purchasers on or about April 10, 2018.

Sole Book-Running Manager

STIFEL

Co-Managers

CAPITAL ONE SECURITIES	IMPERIAL CAPITAL	NORTHLAND CAPITAL MARKETS	PETRIE PARTNERS SECURITIES	SEAPORT GLOBAL SECURITIES

This date of this prospectus supplement is April 5, 2018.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide to you with different information, and you should not rely on any information not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you. We are not, and the underwriters are not, offering to sell shares of our common stock or seeking offers to buy shares of our common stock in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you and the information incorporated by reference in them, you should rely on the information in the document with the most recent date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context indicates otherwise, references in this prospectus supplement to “we,” “us,” “our” and the “Company” refer to Northern Oil and Gas, Inc. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may offer from time to time an indeterminate number of shares of our common stock and other securities in one or more offerings. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than our common stock.

In this prospectus supplement, we provide you with specific information about this offering and the common stock offered hereby. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information incorporated by reference herein and described under “Where You Can Find More Information” beginning on page S-50 of this prospectus supplement before investing in our common stock.

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GLOSSARY OF TERMS

The following definitions shall apply to the technical terms used in this prospectus supplement.

Terms used to describe quantities of crude oil and natural gas:

“Bbl.” One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

“Boe.” A barrel of oil equivalent and a standard convention used to express crude oil, NGL and natural gas volumes on a comparable crude oil equivalent basis. Gas equivalents are determined under the relative energy content method by using the ratio of 6.0 Mcf of natural gas to 1.0 Bbl of crude oil or NGL. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

“Boepd.” Boe per day.

“MBoe.” One thousand Boe.

“Mcf.” One thousand cubic feet of natural gas.

“MMBbl.” One million barrels of crude oil, condensate or NGLs.

“MMBoe.” One million Boe.

“MMBtu.” One million British Thermal Units.

“MMcf.” One million cubic feet of natural gas.

“NGLs.” Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

Terms used to assign a present value to or to classify our reserves:

“EUR.” Estimated ultimate recovery. The sum of reserves remaining as of a given date and cumulative production as of that date.

“Pre-tax PV-10%” or “PV-10.” The estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Proved developed producing reserves” or “PDPs.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional crude oil, NGLs, and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“Proved developed non-producing reserves” or “PDNPs.” Proved crude oil, NGLs, and natural gas reserves that are developed behind pipe, shut-in or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not

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capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.

“Proved undeveloped reserves” or “PUDs.” Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for development. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves will not be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir or an analogous reservoir.

(i) The area of the reservoir considered as proved includes: (A) the area identified by drilling and limited by fluid contacts, if any, and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible crude oil, NGLs or natural gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves that can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) the project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average during the twelve-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect our Company and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords.

All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on our properties, our ability to acquire additional development opportunities, changes in our reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which our Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to consummate the Exchange Transaction (as defined herein), our ability to raise or access capital, including as a condition to the completion of the Exchange Transaction, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our Company’s operations, products and prices.

We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the sections entitled “Risk Factors” of this prospectus supplement, the accompanying prospectus, and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and the section entitled “Item 1A. Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent reports we file with the SEC, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus supplement, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

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SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” beginning on page S-14 of this prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

The Company

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. The Williston Basin has been producing since the 1950s and is a premier North American oil and natural gas basin characterized by high recoveries, high initial production rates, and long reserve life. The Bakken and Three Forks formations were classified by the U.S. Geological Survey (“USGS”) as the largest “continuous” crude oil accumulation ever assessed by it in the continental United States. In a 2013 report, using a geology-based assessment methodology, the USGS estimated mean undiscovered volumes of 7.4 billion Bbls of crude oil in the Bakken and Three Forks formations within the Williston Basin. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays will provide drilling and development opportunities that result in significant long-term value.

Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

Our leasehold position, as of December 31, 2017, consists of 143,253 net acres and over 700 net potential horizontal drilling locations in some of the most productive areas of the Williston Basin as indicated by the production results achieved by our operating partners. These properties have extensive production histories, high drilling success rates, and significant horizontal development potential. We believe our acreage in the Williston Basin has been significantly delineated by the success of operators in the basin, providing confidence that our inventory is relatively low-risk, repeatable and will continue to provide drilling and development opportunities that result in significant long-term value.

Across our acreage in the Williston Basin, most of our operating partners have implemented enhanced completion technology, which can include the use of cemented liners, plug-and-perf technology, significantly higher sand volumes, new diversion technology and both hybrid and slickwater fracture stimulation methods, which have resulted in improved initial production rates. Based on the average production profile of our 2017 wells, we project EURs of our 2017 wells to average 900 to 1,000 MBoe. Assuming drilling and completion costs of $7.5 million, EURs of 900 to 1,000 MBoe will generate well-level internal rates of return between 71% and 91% (based on West Texas Intermediate (“WTI”) prices of $60.00 per Bbl, a $4.00 per Bbl oil differential, and Henry Hub prices of $3.00 per MMBtu).

During 2017, we added 354 gross (16.9 net) wells in the Williston Basin, including 7.1 net wells in the fourth quarter. As of December 31, 2017, we owned working interests in 3,262 gross (229.0 net) producing wells, with substantially all the wells targeting the Bakken and Three Forks formations. As of December 31, 2017, we leased approximately 143,253 net acres, all located in the Williston Basin, of which approximately 124,404 net acres were developed.

As of December 31, 2017, our proved reserves were 75.8 MMBoe (all of which were in the Williston Basin) as estimated by our third-party independent reservoir engineering firm, Ryder Scott Company, LP. As of December 31, 2017, 61% of our proved reserves were classified as proved developed and 83% of our proved reserves were oil. The following table provides a summary of certain information regarding our assets:

	As of December 31, 2017
	Net Acres	Productive Wells		Average Daily Production(1) (Boe per day)	Proved Reserves (MBoe)	% Oil	% Proved Developed
		Gross	Net
North Dakota	128,747	3,172	218.7	16,573	75,357	83	61
Montana	14,506	90	10.3	169	475	82	100

Total	143,253	3,262	229.0	16,742	75,832	83	61

(1)	Represents the average daily production over the three months ended December 31, 2017.

The following table sets forth summary information by reserve category with respect to estimated proved reserves as of December 31, 2017:

	SEC Pricing Proved Reserves(1)
Reserve Category	Reserve Volumes				PV-10 (3)
	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)(2)%		Amount (In thousands)%
PDP Properties	33,334	40,296	40,050	53	510,087	67
PDNP Properties	5,258	6,222	6,295	8	101,269	13
PUD Properties	24,220	31,603	29,487	39	146,644	20

Total	62,812	78,121	75,832	100	758,000	100

(1)	The SEC Pricing Proved Reserves table above values oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2017 based on average prices of $51.34 per Bbl of oil and $2.98 per MMBtu of natural gas. These prices represent the average prices per Bbl of oil and per MMBtu of natural gas at the beginning of each month in the 12-month period prior to December 31, 2017. The average resulting price used as of December 31, 2017, after adjustment to reflect applicable transportation and quality differentials, was $45.90 per Bbl of oil and $3.34 per Mcf of natural gas.
(2)	Boe are computed based on a conversion ratio of one Boe for each Bbl of oil and one Boe for every 6 Mcf of natural gas.

(3)	PV-10 may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable financial measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Reconciliation of PV-10 to Standardized Measure” below.

The table above assumes prices and costs discounted using an annual discount rate of 10% without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or federal income taxes. The information in the table above does not give any effect to or reflect our commodity derivatives.

Reconciliation of PV-10 to Standardized Measure

PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the Standardized Measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure of discounted future net cash flows. Our PV-10 measure and the Standardized Measure of discounted future net cash flows do not purport to represent the fair value of our oil and natural gas reserves.

The following table provides the estimated pre-tax PV-10% value as of December 31, 2017, of our proved reserves under the 2017 SEC case and one alternate pricing case, as described below under “—Proved Reserves Sensitivity by Price Scenario,” and also reconciles these amounts to the standardized measure of discounted future net cash flows. Pre-tax PV-10% value may be considered a non-GAAP financial measure.

	SEC Case(1)	Scenario 1(2)
Standardized Measure Reconciliation (in thousands)
Pre-Tax Present Value of Estimated Future Net Revenues (Pre-Tax PV-10%)	$758,000	$1,015,881
Future Income Taxes, Discounted at 10% (3)	(4,014)	(34,808)

Standardized Measure of Discounted Future Net Cash Flows	$753,986	$981,073

(1)	Represents reserves based on pricing prescribed by the SEC. The unescalated twelve month arithmetic average of the first day of the month posted prices were adjusted for transportation and quality differentials to arrive at prices of $45.90 per Bbl for oil and $3.34 per Mcf for natural gas. Production costs were held constant for the life of the wells.
(2)	Prices based on $60.00 per Bbl for oil and $3.00 per MMBtu for natural gas, which were then adjusted for transportation and quality differentials to arrive at prices of $54.56 per Bbl for oil and $3.36 per Mcf for natural gas. Production costs and the future development drilling program were both held constant with the SEC case.
(3)	The expected tax benefits to be realized from utilization of the net operating loss and tax credit carryforwards are used in the computation of future income tax cash flows. As a result of available net operating loss carryforwards and the remaining tax basis of our assets at December 31, 2017, our future income taxes were significantly reduced.

Proved Reserves Sensitivity by Price Scenario

SEC disclosure rules allow for optional reserves sensitivity analysis, such as the sensitivity that oil and natural gas reserves have to price fluctuations. We have chosen to compare our proved reserves from the 2017 SEC case to one alternate pricing case. The sensitivity scenario was not audited by a third party. In the sensitivity scenario, all factors other than the commodity price assumption have been held constant with the SEC case, including the number of proved undeveloped locations, drill schedules and operating costs assumptions. This sensitivity is only meant to demonstrate the impact that changing commodity prices may have on estimated proved reserves and PV-10 and there is no assurance this outcome will be realized. The table below shows our proved reserves utilizing the 2017 SEC case compared with one alternate price scenario.

	Price Cases
	SEC Case(1)	Scenario 1(2)
Net Proved Reserves (December 31, 2017)
Oil (MBbl)
Developed	38,593	40,000
Undeveloped	24,220	26,321

Total	62,812	66,321

Natural Gas (MMcf)
Developed	46,518	48,412
Undeveloped	31,603	34,716

Total	78,121	83,129

Total Proved Reserves (MBOE)	75,832	80,176

(1)	Represents reserves based on pricing prescribed by the SEC. The unescalated 12-month arithmetic average of the first day of the month posted prices were adjusted for transportation and quality differentials to arrive at prices of $45.90 per Bbl for oil and $3.34 per Mcf for natural gas. Production costs were held constant for the life of the wells.
(2)	Prices based on $60.00 per Bbl for oil and $3.00 per MMBtu for natural gas, which were then adjusted for transportation and quality differentials to arrive at prices of $54.56 per Bbl for oil and $3.36 per Mcf for natural gas. Production costs and the future development drilling program were both held constant with the SEC case.

Business Strategies

Our principal business objective is to ensure the growth of our business and ongoing stability of our cash flow. We utilize the following business strategies to achieve this objective:

•	Continue Participation in the Development of Our Existing Properties in the Williston Basin as a Non-Operator. We believe the best way to develop our acreage is to take a long-term approach and develop our locations with potential for the highest rates of return. We plan to continue to concentrate our capital expenditures in the Williston Basin, where we believe our current acreage position can provide an attractive return on the capital employed on our multi-year drilling inventory of oil-focused properties.

•	Diversify Our Risk Through Non-Operated Participation in a Large Number of Bakken and Three Forks Wells. As a non-operator, we seek to diversify our investment and operational risk through participation in a large number of oil wells and with multiple operators. As of December 31, 2017, we have participated in 3,262 gross (229.0 net) producing wells in the Williston Basin with an average working interest of 7.0% in each gross well, with approximately 45 experienced operating partners. We expect to continue partnering with numerous experienced operators across our leasehold positions.

•	Accelerate Growth by Pursuing Value-Enhancing Acquisitions. In conjunction with our efforts to strengthen our balance sheet, we strive to be the natural consolidator and clearing house of non-operated working interest in the Williston Basin. Historically, our core acquisition strategy has been to seek to acquire smaller lease positions at a significant discount to the contiguous acreage positions typically sought by larger producers. Such acquisitions, including wellbore acquisitions, have been a significant driver of our net well additions and additions to production. We intend to continue these activities, while at the same time evaluating and pursuing larger non-operated asset packages that can more quickly accelerate our growth strategy.

•	Maintain a Strong Balance Sheet and Proactively Manage to Limit Downside. We strive to remain financially strong, yet flexible, through the prudent management of our balance sheet and active management of commodity price volatility. Given the volatility of the commodity price environment, we employ an active commodity price risk management program to better enable us to execute our business plan over the entire commodity price cycle.

Business Strengths

We believe we are well positioned to execute our business strategies as a result of the following business strengths:

•	Deep Inventory of Locations and Net Wells. We have an extensive well database from our evaluation and participation in over 3,500 gross wells. We have a multi-year drilling inventory of over 700 net potential drilling locations in some of the most productive areas of the Williston Basin. We estimate that we have participated in approximately 20% of gross wells drilled and completed in the Bakken and Three Forks formations since our inception.

•	Diverse Portfolio of Acreage with Experienced Operators. As a non-operator, we only participate in wells operated by third-parties and as a result we seek to diversify our risk by participating in a large number of gross wells across a variety of project areas with numerous experienced operating partners. Our interests are primarily located on acreage in McKenzie, Mountrail, Williams and Dunn counties in the Williston Basin on acreage operated by some of the premier operators in the industry, including Slawson Exploration, Continental Resources, Whiting Petroleum, ConocoPhillips, Hess, Oasis Petroleum, XTO Energy and EOG Resources.

•	Scalable Business Model. We believe that our size, organizational structure, and capacity give us a relative advantage in growing our business because we are able to add large packages of acreage and working interests without significantly increasing our cost structure, allowing us to be highly competitive when pursuing acquisition opportunities. We have developed a scalable business model that allows us to manage our existing assets efficiently and absorb significant acquisitions without material cost increases.

•	Disciplined Financial Strategy. We are a non-operator and can elect to participate in drilling projects on a well-by-well basis. As a result, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. This allows us to make disciplined investment decisions in line with our financial strategy. Furthermore, we maintain significant hedge positions to help protect our cash flows and the anticipated rates of return on our investment.

Recent Developments

Exchange Agreement

On January 31, 2018, we entered into an exchange agreement that was subsequently amended on each of March 20, 2018 and April 2, 2018 (as amended, the “Exchange Agreement”) with holders (the “Supporting

Noteholders”) of approximately $497 million, or 71%, of the aggregate principal amount of our outstanding 8.000% Senior Notes due 2020 (the “Outstanding Notes”), pursuant to which the Supporting Noteholders have agreed to exchange all of the Outstanding Notes held by each such Supporting Noteholder for approximately $155 million of our common stock, par value $0.001, and approximately $344 million in aggregate principal amount of new senior secured second lien notes due 2023 (the “Second Lien Notes”) (such proposed exchange, the “Exchange Transaction”).

The obligations of the Supporting Noteholders under the Exchange Agreement, including their obligation to exchange their Outstanding Notes, are subject to the conditions set forth in the Exchange Agreement, including: (a) the successful completion of an equity transaction (the “Equity Raise”) comprised of $140.0 million in gross proceeds from the sale of our common stock, including the funding of up to $52.0 million of commitments received under the Subscription Agreements (as defined herein); (b) our reincorporation in the State of Delaware and approval of our Delaware certificate of incorporation; (c) our receipt of the requisite shareholder approvals required by the NYSE American for (i) the issuance of the common stock in the Exchange Transaction and Equity Raise to the extent required and (ii) the reincorporation; (d) the Company obtaining the requisite consent of the lenders (“Term Loan Lenders”) under the Company’s first lien term loan credit agreement (the “Term Loan Credit Agreement”) (including pursuant to an amendment to the terms thereof) to permit the Exchange Transaction; and (e) entry into a customary intercreditor agreement between the administrative agent for the Term Loan Credit Agreement and the trustee for the Second Lien Notes. The Exchange Agreement will terminate upon written notice of termination by us or the Supporting Noteholders if the Exchange Transaction has not closed on or before May 15, 2018.

Three of our significant shareholders, TRT Holdings, Inc., Bahram Akradi and Michael Reger, who are also parties to Subscription Agreements with us, have each separately indicated to us that such shareholder will support our proposals to be presented at our upcoming special meeting of shareholders to approve (i) the issuance of the common stock in the Exchange Transaction and Equity Raise to the extent required and (ii) the reincorporation in the State of Delaware (although none of these shareholders is obligated to vote in any manner). As of February 28, 2018, TRT Holdings, Inc. and its affiliates, Bahram Akradi and Michael Reger beneficially owned approximately 18.9%, 9.4% and 1.5% of our common stock, respectively.

There can be no assurance we will receive the necessary consents or satisfy the other conditions necessary to consummate the Exchange Transaction.

We are conducting this offering of common stock to satisfy, in part, our obligation under the Exchange Agreement to complete the Equity Raise. The number of shares to be issued in the Exchange Transaction is dependent on the price at which shares are sold in this offering because the value of each share to be issued in the Exchange Transaction will equal the lesser of $3.00 per share or the price at which shares are sold to the public in this offering.

For additional information regarding the Exchange Transaction, see the section entitled “The Exchange Transaction.” See also the section entitled “Risk Factors” for a discussion of risks and uncertainties related to the Exchange Transaction.

First Lien Prepayment Consent

On November 1, 2017, we entered into the Term Loan Credit Agreement with TPG Specialty Lending, Inc., as administrative agent and collateral agent (in such capacities, the “Agent”), and the Term Loan Lenders. The Term Loan Credit Agreement provides for the issuance of an aggregate principal amount of up to $500 million in term loans to us, consisting of (i) $300 million in initial term loans that were made on November 1, 2017 (the “Initial Term Loan”), (ii) $100 million in delayed draw term loans available to us, subject to the satisfaction of certain conditions precedent described therein, for a period of 18 months from November 1, 2017, and (iii) up to $100 million in incremental term loans on an uncommitted basis and subject, among other things, to one or more lenders agreeing in the future to make such loans. Amounts borrowed and repaid under the Term Loan Credit Agreement may not be reborrowed. The term loan facility provided by the Term Loan Credit Agreement matures on November 1, 2022.

On March 18, 2018, the Agent and the Term Loan Lenders agreed to waive the mandatory prepayment that would be triggered by the Equity Raise to the extent the net proceeds are not reinvested in the acquisition or development of oil and gas properties constituting proved reserves within 90 days. In connection with this waiver (the “First Lien Prepayment Consent”), we agreed to draw $60 million in delayed draw term loans (the “Additional Term Loan”) not later than June 8, 2018. The First Lien Prepayment Consent does not, however, represent a consent by the Term Loan Lenders to the Exchange Transaction.

Fourth Quarter 2017

Results

On February 22, 2018, we reported financial and operational results from the quarter ended December 31, 2017, which include:

•	9.3% sequential production growth during the fourth quarter;

•	40% year-over-year increase in proved reserves volumes from 54.1 MMBoe to 75.8 MMBoe;

•	100% year-over-year increase in our SEC PV-10 value;

•	average production of 16,742 Boepd in the fourth quarter; and

•	improvement of $2.71 per Bbl oil differential in the fourth quarter, compared to $6.22 per Bbl in the third quarter.

Our average daily production rate for the fourth quarter of 2017 was 16,742 Boepd (approximately 83% oil). We added 7.1 net wells during the fourth quarter of 2017. As of December 31, 2017, we had 18.3 net wells in process. Capital expenditures were $57.3 million for the fourth quarter of 2017.

The following table provides our oil prices and differentials and natural gas prices for the fourth quarter of 2017:

4Q17
Oil (per Bbl)	$51.79
Oil Net of Settled Derivatives (per Bbl)	$50.34
Natural Gas and NGLs (per Mcf)	$3.92
Realized Price Including all Realized Derivative Settlements ($/Boe)	$45.85
Average Differential to WTI (NYMEX)	$3.51

The following table provides our expenses for the fourth quarter of 2017:

Metric	4Q17
Production Expenses ($/Boe)	$8.65
Production Taxes ($/Boe)	$4.31
General and Administrative Expense ($/Boe)	$2.00

Rig Counts in North Dakota

During the year ended December 31, 2017, the average rig count in North Dakota, as reported by the Industrial Commission of North Dakota, was 51 rigs, an increase of 46% compared to an average of 35 rigs during the year ended December 31, 2016. This increase in active rigs is resulting in higher activity levels in the Bakken and Three Forks formations. Due to our status as a non-operator, we generally do not have control over decisions with respect to the number of active rigs on our acreage. However, because we own interests in the wells drilled on our acreage, we experience growth from increased activities and more profitable wells.

Marketing and Transportation

The Williston Basin crude oil transportation and refining infrastructure has grown substantially in recent years, largely in response to drilling activity in the Bakken and Three Forks formations. As of June 1, 2017, there was approximately 1,371 MBbls per day of crude oil transportation and refining capacity in the Williston Basin, comprised of approximately 1,283 MBbls per day of pipeline transportation capacity and approximately 88 MBbls per day of refining capacity at the Tesoro Corporation Mandan refinery and the Dakota Prairie refinery. In addition, approximately 1,520 MBbls per day of specifically dedicated railcar transportation capacity is in place to service the Williston Basin. Additional takeaway capacity has resulted in our oil differentials decreasing over time.

Our Principal Executive Offices

Our executive offices are located at 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305, and our telephone number is 952-476-9800. We maintain an Internet website at www.northernoil.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus, in each case other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.

The Offering

Common Stock Offered by Us	58,666,667 shares, or 67,466,667 shares if the underwriters exercise their option to purchase additional shares in full.

Issue Price	$1.50 per share

Common Stock Outstanding After the Offering[1]	124,610,800 shares. If the underwriters exercise their option to purchase additional shares in full, we will issue an additional 8,800,000 shares, which will result in 133,410,800 shares outstanding. This sum excludes shares of common stock issuable pursuant to the Exchange Transaction and the Subscription Agreements.

Common Stock Outstanding After the Offering and the Exchange Transaction[1]	262,527,384 shares. If the underwriters exercise their option to purchase additional shares in full, we will issue an additional 8,800,000 shares, which will result in 271,327,384 shares outstanding.

Use of Proceeds	We intend to use the net proceeds from this offering to continue to pursue acquisition opportunities, to fund our drilling program and for general corporate purposes (other than the repayment of debt). See “Use of Proceeds.”

NYSE American Symbol	NOG

Risk Factors	An investment in our common stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-14, as well as the other risks and uncertainties described in the documents that we file with the SEC that are incorporated herein by reference.

(1)	Based on the number of shares of common stock outstanding as of February 28, 2018. Excludes 250,000 shares of common stock underlying outstanding stock options issued pursuant to equity compensation plans and 3,735,847 shares of common stock remaining available for issuance under equity compensation plans.

Summary Historical Financial and Operating Data

The following tables show our summary historical financial and operating data for the periods and as of the dates indicated. The summary statement of income and cash flow data below for the years ended December 31, 2017, 2016, and 2015 and the summary balance sheet data as of December 31, 2017, 2016 and 2015 has been derived from our audited financial statements that are incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of results to be expected in the future.

This information is a summary and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

	Year Ended December 31,
	2017	2016	2015
	(in thousands, except share and per common share data)
Statement of Operations Information:
Revenues:
Oil and Gas Sales	$223,963	$159,691	$202,639
Gain (Loss) on Derivative Instruments, Net	(14,667)	(14,819)	72,383
Other Revenue	23	31	36

Total Revenues	209,320	144,903	275,057

Operating Expenses:
Production Expenses	49,733	45,680	52,108
Production Taxes	20,604	15,514	21,567
General and Administrative Expense	18,988	14,758	19,042
Depletion, Depreciation, Amortization and Accretion	59,500	61,244	137,770
Impairment of Oil and Natural Gas Properties	—	237,013	1,163,959

Total Expenses	148,825	374,208	1,394,446

Income (Loss) from Operations	60,495	(229,305)	(1,119,388)

Interest Expense, Net of Capitalization	(70,286)	(64,486)	(58,360)
Write-off Debt Issuance Costs	(95)	(1,090)	—
Loss on the Extinguishment of Debt	(993)	—	—
Other Income (Expense)	116	(16)	(30)

Total Other Income (Expense)	(71,258)	(65,591)	(58,390)

Loss Before Income Tax	(10,764)	(294,896)	(1,777,779)
Income Tax Benefit	(1,570)	(1,402)	(202,424)

Net Loss	$(9,194)	$(293,494)	$(975,355)

Net Loss Per Common Share - Basic	$(0.15)	$(4.80)	$(16.08)

Net Loss Per Common Share - Diluted	$(0.15)	$(4.80)	$(16.08)

Weighted Average Shares Outstanding - Basic	62,408,855	61,173,547	60,652,447

Weighted Average Shares Outstanding - Diluted	62,408,855	61,173,547	60,652,447

Statement of Cash Flows Information:
Net Cash Flows Provided By Operating Activities	$72,967	$101,892	$247,016
Net Cash Flows Used For Investing Activities	$(119,240)	$(90,964)	$(288,936)
Net Cash Provided By (Used For) Financing Activities	$141,970	$(7,832)	$35,973

	Year Ended December 31,
	2017	2016	2015
	(in thousands, except share and per common share data)
Other Financial Data:
Adjusted EBITDA(1)	$144,660	$148,466	$277,299
Capital Expenditures	155,971	84,454	128,670
Balance Sheet Information (as of year end):
Assets:
Cash and Cash Equivalents	$102,183	$6,486	$3,390
Total Current Assets	152,758	46,894	122,030
Property and Equipment, Net	473,220	376,208	589,320
Total Assets	632,254	431,533	721,431
Liabilities:
Total Current Liabilities	123,575	77,444	78,115
Long-term Debt, Net	979,324	832,625	835,290
Total Liabilities	1,123,094	918,955	919,033
Total Shareholders’ Deficit	(490,841)	(487,422)	(197,602)

(1)	Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income before (a) interest expense, (b) income taxes, (c) depreciation, depletion, amortization and accretion, (d) (gain) loss on the mark-to-market of derivative instruments, (e) non-cash share based compensation expense, (f) write-off of debt issuance costs, (g) loss on the extinguishment of debt, and (h) impairment of oil and natural gas properties.

Management believes the use of Adjusted EBITDA provides useful information to investors to gain an overall understanding of our current financial performance. Specifically, management believes Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that our management believes are not indicative of our core operating results. In addition, Adjusted EBITDA is used by management for budgeting and forecasting as well as subsequently measuring our performance, and we believe that we are providing investors with financial measures that most closely align to our internal measurement processes. We believe that the presentation of Adjusted EBITDA in this prospectus supplement provides information useful to investors in evaluating our core operating results as it more closely reflects our essential revenue generating activities and direct operating expenses (resulting in cash expenditures) needed to perform these revenue generating activities. Our management also believes, based on feedback provided by the investment community, that Adjusted EBITDA is necessary to allow the investment community to construct its valuation models to better compare our results with our competitors and market sector.

Adjusted EBITDA should not be considered an alternative to net loss or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net loss and these measures may vary among other companies. As a result, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Net Loss	$(9,194)	$(293,494)	$(975,355)
Add:
Interest Expense	70,286	64,486	58,360
Income Tax Benefit	(1,570)	(1,402)	(202,424)
Depreciation, Depletion, Amortization and Accretion	59,500	61,244	137,770
Impairment of Oil and Natural Gas Properties	—	237,013	1,163,959
Non-Cash Share Based Compensation	6,107	3,182	6,273
Write-off of Debt Issuance Costs	95	1,090	—
Loss on the Extinguishment of Debt	993	—	—
Loss on the Mark-to-Market of Derivative Instruments	18,443	76,347	88,716

Adjusted EBITDA	$144,660	$148,466	$277,299

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as modified by our Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report. In addition, you should carefully consider the risk factors described below related to this offering and an investment in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and cash flow could be seriously harmed. This could cause the trading price of our common stock offered hereby to decline, resulting in a loss of all or part of your investment.

This offering is not conditioned upon the closing of the Exchange Transaction, and there can be no assurance that the Exchange Transaction will be completed.

This offering is not conditioned on the consummation of the Exchange Transaction. We cannot assure you that the Exchange Transaction will be consummated on the terms described in this prospectus supplement or at all. The consummation of the Exchange Transaction is subject to a number of conditions precedent which may or may not be satisfied, including certain shareholder approvals, obtaining the requisite consent of the Term Loan Lenders and other closing conditions. The shares offered hereby will remain outstanding whether or not the Exchange Transaction is completed.

The consummation of the Exchange Transaction is subject to the conditions set forth in the agreement with the Supporting Noteholders, which currently hold approximately $497 million, or 71%, of the aggregate principal amount of the Outstanding Notes, including: (a) we consummate the Equity Raise; (b) we reincorporate in the State of Delaware; (c) we receive shareholder approvals for the common stock issuances to be made in connection with the completion of the Exchange Transaction and the Reincorporation Proposal (as defined herein); (d) we obtain the requisite consent of the Term Loan Lenders (including pursuant to an amendment to the Term Loan Credit Agreement) to permit the Exchange Transaction; and (e) the Agent under the Term Loan Credit Agreement and the trustee for the Second Lien Notes enter into a customary intercreditor agreement. Furthermore, the Exchange Agreement will terminate upon written notice of termination by us or the Supporting Noteholders if the Exchange Transaction has not closed on or before May 15, 2018.

Under the First Lien Prepayment Consent, the Agent and the Term Loan Lenders agreed to waive the mandatory prepayment that would be triggered by the Equity Raise to the extent the net proceeds are not reinvested in the acquisition or development of oil and gas properties constituting proved reserves within 90 days. In connection with this waiver, we agreed to draw the Additional Term Loan not later than June 8, 2018.

The First Lien Prepayment Consent does not, however, represent a consent by the Term Loan Lenders to the Exchange Transaction. Our Term Loan Lenders must still approve the terms of the second lien notes to be issued in the Exchange Transaction and agree to amend certain provisions of the Term Loan Credit Agreement. Our Term Loan Lenders may impose certain conditions upon us in providing any waiver or amendment. There can be no assurance that we will be able to obtain any such waiver or amendment, or what the final terms of such waiver or amendment will require from us. Obtaining any such waiver or amendment under the Term Loan Credit Agreement may also require us to seek a waiver or amendment to alter the contemplated terms of the Exchange Transaction, and again, there is no assurance that we will be able to do so or what the final terms of such waiver or amendment will require from us.

If we are unable to successfully consummate the Exchange Transaction, we may lack sufficient liquidity to meet our operational goals and financial obligations, and we may consider strategic alternatives to reduce our outstanding indebtedness and strengthen our liquidity position.

The decline in oil and natural gas prices from 2014 through the beginning of 2017 has adversely affected, and continues to affect, our business, financial position, results of operations and cash flow. During the period of decline, we have taken steps to mitigate the effects of these lower prices, including refinancing our revolving credit facility that would have otherwise matured in September 2018 with our new Term Loan Credit Agreement. We continue to focus on reducing our outstanding debt while maintaining liquidity, as well as to analyze transactions in an effort to further mitigate the effects of depressed commodity prices.

The Exchange Transaction is intended to reduce our outstanding indebtedness and strengthen our liquidity position during the current decline in the oil and gas industry. If we are unable to successfully consummate the Exchange Transaction, we may lack sufficient liquidity to meet our operational goals and financial obligations, and we may consider strategic alternatives to reduce our outstanding indebtedness and strengthen our liquidity position. The Exchange Transaction is conditioned upon, among other things, the approval of our shareholders, obtaining the requisite consent of the Term Loan Lenders and other closing conditions.

You will suffer immediate and substantial dilution in connection with this offering; you will suffer additional and substantial dilution if the Exchange Transaction is completed.

We expect that the offering price per share of our common stock in this offering will be substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities.

Significant dilution to existing shareholders will also occur in the Exchange Transaction (including pursuant to the Subscription Agreements), pursuant to which we expect to issue approximately 137,916,584, or approximately 209% of our common stock outstanding as of the date of this prospectus supplement.

Any additional capital raised by us through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions may also dilute your ownership in us. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our shareholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest in us.

The registration of shares issued in the Exchange Transaction, including certain of the shares issued pursuant to the Subscription Agreements, together with the registration of certain additional shares held by TRT Holdings, Inc. and its affiliates, may adversely affect the market price of our common stock.

At the closing of the Exchange Transaction (the “Exchange Closing”), we will be required to enter into several registration rights agreements. One registration rights agreement will be with the Supporting Noteholders pursuant to which we will agree to file with the SEC a registration statement registering for resale the shares of common stock and the Second Lien Notes issued in the Exchange Transaction. The second registration rights agreement will be with TRT Holdings, Inc. and certain of its affiliates pursuant to which we will agree to file with the SEC a registration statement registering for resale the shares of common stock held by such persons as of the date of the Exchange Closing, other than the shares received in the Exchange Transaction. The final registration rights agreement will provide for the registration of certain of the shares issued under the Subscription Agreements. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock.

There may be future sales or issuances of our common stock, which will dilute the ownership interests of shareholders and may adversely affect the market price of our common shares.

In addition to the shares we expect to issue pursuant to the Exchange Transaction, we may in the future issue additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities, which may result in dilution to our shareholders. In addition, our shareholders may be further diluted by future issuances under our equity incentive plans. The market price of our common stock could decline as a result of sales or issuances of a large number of shares of our common stock or similar securities in the market after this offering or the perception that such sales or issuances could occur.

Our ability to use net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

We have net operating loss carryforwards (“NOLs”) that we may use to offset against taxable income for U.S. federal income tax purposes. As of December 31, 2017, we had estimated NOLs of approximately $714.5 million for United States federal income tax purposes. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” can be subject to limitations on the use of its NOLs (and other tax attributes) to offset future taxable income. We expect that the issuance of our common stock in this offering, taken together with the Exchange Transaction (assuming its completion), as well as future offerings or sales of our common stock (including in transactions involving our common stock that are outside of our control) likely will cause an “ownership change” and result in an annual limitation on the use of our NOLs. In addition, under the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law on December 22, 2017, (i) the amount of post-2017 NOLs that we are permitted to deduct in any taxable year is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the deduction for NOLs itself, and (ii) post-2017 NOLs can no longer be carried back to prior taxable years. There is a risk that due to changes under the Tax Act, regulatory changes, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs.

The issuance of common stock pursuant to the Exchange Transaction will substantially reduce the percentage ownership interests of our current shareholders.

Our current Minnesota certificate of incorporation authorizes us to issue 142,500,000 shares of common stock. Following the completion of this offering and assuming the underwriters exercise in full their option to purchase additional shares of our common stock, we will have approximately 133,410,800 shares of common stock outstanding. If our shareholders approve our reincorporation in the State of Delaware, we expect that our Delaware certificate of incorporation would authorize us to issue up to 450,000,000 shares of common stock. We expect to issue 137,916,584 shares of our common stock in connection with the Exchange Transaction (including shares of common stock issuable under the Subscription Agreements). The number of shares to be issued in the Exchange Transaction (including pursuant to the Subscription Agreements) is dependent on the price at which shares are sold in this offering because the value of each share to be issued in the Exchange Transaction (including pursuant to the Subscription Agreements) will equal the lesser of $3.00 per share and $1.50, the price at which shares are sold in this offering. Based on these numbers, our current shareholders (after giving effect to this offering) would own approximately 25% of our outstanding common stock immediately following the completion of the Exchange Transaction. The Exchange Transaction will have no effect on the amount of common stock owned by our existing shareholders. The issuance of approximately 137.9 million shares of our common stock in the Exchange Transaction (including shares of common stock issuable under the Subscription Agreements) will cause a significant reduction in the relative percentage interests of our shareholders in earnings, voting, liquidation value and book and market value.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $84.3 million (assuming no exercise of the underwriters’ option to purchase additional shares).

We intend to use the net proceeds from this offering to continue to pursue acquisition opportunities, to fund our drilling program and for general corporate purposes (other than the repayment of debt).

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2017:

•	on an actual basis;

•	on an as adjusted basis to give effect to our sale of 58,666,667 shares of common stock offered hereby, which excludes the 8,800,000 shares of common stock subject to the underwriter’s option to buy additional shares, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

•	on an as further adjusted basis to give effect to this offering and all transactions contemplated by the Exchange Transaction, including the issuance of shares pursuant to the Subscription Agreements and the draw of the Additional Term Loan.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted for this Offering	As Further Adjusted for this Offering and the Exchange Transaction
	(In thousands, except share and per share data)
Cash and Cash Equivalents(1)	$102,183	$186,438	$290,273

Long-Term Debt:
Term Loan	$300,000	$300,000	$300,000
Additional Term Loan	—	—	60,000
Second Lien Notes	—	—	344,279
Senior Notes due 2020	700,000	700,000	203,317

Total Long-Term Debt	$1,000,000	$1,000,000	$907,596

Common Stock, Par Value $0.001	$67	$125	$263
Actual — 142,500,000 shares authorized; 66,791,633 shares outstanding
As adjusted — 142,500,000 shares authorized; 125,458,300 shares outstanding
As further adjusted — 450,000,000 shares authorized; 263,374,884 shares outstanding(2)
Additional Paid In Capital	449,666	533,862	740,599
Retained Deficit	(940,574)	(940,574)	(940,574)

Total Shareholders’ Deficit	$(490,841)	$(406,586)	$(199,711)

(1)	The As Further Adjusted amount gives effect to the payment of legal, financial advisor and other fees and expenses in connection with the Exchange Transaction.
(2)	The conditions to the consummation of the Exchange Transaction include our reincorporation in the State of Delaware under a certificate of incorporation that is expected to provide for the authorization of 450,000,000 shares of common stock. See “The Exchange Transaction” and “Description of Capital Stock.”

DILUTION

Our net tangible book value as of December 31, 2017 was approximately negative $491 million, or negative $7.35 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2017. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale by us of common stock at the public offering price of $1.50 per share of common stock and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of December 31, 2017 would have been approximately negative $407 million, or negative $3.24 per share of common stock. This represents an immediate increase in net tangible book value of $4.11 per share to our existing shareholders and an immediate dilution of $4.74 per share of common stock issued to purchasers of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share of common stock		$1.50
Net tangible book value per share as of December 31, 2017	$(7.35)
Increase per share attributable this offering	$4.11
As adjusted net tangible book value per share as of December 31, 2017, after giving effect to this offering		$(3.24)
Dilution per share to new investors		$4.74

The above discussion and table are based on 66,791,633 shares of common stock outstanding as of December 31, 2017 and exclude as of that date:

•	250,000 shares of common stock underlying outstanding stock options pursuant to equity compensation plans;

•	2,888,347 shares of common stock remaining available for issuance under equity compensation plans; and

•	shares of common stock issuable pursuant to the Exchange Agreement and the Subscription Agreements.

To the extent that any of these outstanding options are exercised or we issue additional shares of common stock pursuant to equity compensation plans, or the Exchange Agreement or the Subscription Agreements, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operation plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PRICE RANGE OF COMMON STOCK

Our common stock currently trades on the NYSE American under the symbol “NOG.” On April 5, 2018, the last sale price of our common stock as reported on the NYSE American was $1.73 per share.

The high and low sales prices for shares of common stock of the Company for each quarter of 2016, 2017 and 2018 (through April 5, 2018) are set forth below.

	Sales Price
	High	Low
2018
First Quarter	$2.97	$1.50
Second Quarter (through April 5, 2018)	$2.09	$1.69
2017
First Quarter	$4.00	$2.30
Second Quarter	$2.68	$1.25
Third Quarter	$1.45	$0.66
Fourth Quarter	$2.10	$0.63
2016
First Quarter	$5.07	$1.99
Second Quarter	$5.85	$3.70
Third Quarter	$4.94	$2.52
Fourth Quarter	$3.50	$1.55

THE EXCHANGE TRANSACTION

Exchange Agreement

On January 31, 2018, we entered into the Exchange Agreement with the Supporting Noteholders, who currently hold approximately $497 million, or 71%, of the aggregate principal amount of the Outstanding Notes, pursuant to which the Supporting Noteholders have agreed to exchange all of the Outstanding Notes held by each such Supporting Noteholder for approximately $155 million of our common stock, par value $0.001, and approximately $344 million in aggregate principal amount of the Second Lien Notes.

For each $1,000 principal amount of Outstanding Notes exchanged pursuant to the Exchange Agreement, (i) TRT Holdings, Inc. and its affiliates will receive $612 in principal amount of Second Lien Notes and $400 of our common stock and (ii) all other Supporting Noteholders will receive $750 in principal amount of Second Lien Notes and $250 of our common stock. The number of shares of common stock issuable to the Supporting Noteholders will be determined by valuing them at the lesser of $3.00 per share or the price at which shares are sold in this offering.

The Second Lien Notes will be our senior secured obligations and will rank equal in right of payment to all existing and future senior indebtedness of us and our its subsidiaries. The Second Lien Notes will be secured by perfected second priority security interests in substantially all of our assets, including, without limitation, liens on at least 95% of the present value of our proved reserves and proved developed producing reserves, subject to the exceptions set forth in our existing first lien facility and certain customary post-closing delivery periods. The Second Lien Notes will contain events of default, affirmative covenants and negative covenants that will be substantially similar to the existing first lien facility, subject to customary exceptions and thresholds. The Second Lien Notes will be subject to customary call protection.

The obligations of the Supporting Noteholders under the Exchange Agreement, including their obligation to exchange their Outstanding Notes, are subject to the conditions set forth in the Exchange Agreement, including: (a) the successful completion of the Equity Raise, comprised of $140.0 million in gross proceeds from the sale of our common stock, including the funding of up to $52.0 million of commitments received under the Subscription Agreements; (b) reincorporation of the Company in the State of Delaware; (c) the Company having received the requisite shareholder approvals for (i) the issuance of the common stock in the Exchange Transaction and Equity Raise to the extent required and (ii) the reincorporation; (d) the Company obtaining the requisite consent of the Term Loan Lenders (including pursuant to an amendment to the Term Loan Credit Agreement) to permit the Exchange Transaction; and (e) entry into a customary intercreditor agreement between the Agent under the Term Loan Credit Agreement and the trustee for the Second Lien Notes.

Under the First Lien Prepayment Consent, the Agent and the Term Loan Lenders agreed to waive the mandatory prepayment that would be triggered by the Equity Raise to the extent the net proceeds are not reinvested in the acquisition or development of oil and gas properties constituting proved reserves within 90 days. In connection with this waiver, we agreed to draw the Additional Term Loan not later than June 8, 2018. The First Lien Prepayment Consent does not, however, represent a consent by the Term Loan Lenders to the Exchange Transaction.

Under the terms of the Exchange Agreement, we may not use the net proceeds of the Equity Raise, including the net proceeds from this offering, to repay debt. The Exchange Agreement will terminate upon written notice of termination by us or the Supporting Noteholders if the Exchange Transaction has not closed on or before May 15, 2018. There can be no assurance we will receive the necessary consents or satisfy the other conditions necessary to consummate the Exchange Transaction.

The Exchange Agreement contains certain representations, warranties and other agreements by the Company and the Supporting Noteholders. The Company’s and the Supporting Noteholders’ obligations under the

Exchange Agreement are subject to various customary conditions set forth in the Exchange Agreement, including the negotiation, execution and delivery of an indenture for the Second Lien Notes and other definitive documentation for the Exchange Transaction. Accordingly, there can be no assurance if or when the Company will consummate the Exchange Transaction and the other transactions contemplated by the Exchange Agreement.

The Supporting Noteholders have agreed that until the earlier of (a) the termination of the Exchange Agreement and (b) 90 calendar days after the Exchange Closing, each Supporting Noteholder shall not, and shall cause each of its affiliates not to, directly or indirectly, (i) offer for sale, pledge or otherwise dispose of any shares of common stock received in exchange for the Outstanding Notes or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common stock received in exchange for the Outstanding Notes.

Subscription Agreements

Also on January 31, 2018, and in connection with the Exchange Transaction, the Company and Bahram Akradi, Michael L. Reger, TRT Holdings, Inc. and certain other investors entered into the subscription agreements (the “Subscription Agreements”) whereby such investors agreed to purchase up to $40.0 million of common stock at $3.00 per share (subject to downward adjustment based on the pricing of the Equity Raise of which this offering is a part), subject to the closing of the Exchange Transaction. Additionally, on March 18, 2018, additional investors entered into a Subscription Agreement to purchase $12.0 million of common stock based on the pricing of the Equity Raise of which this offering is a part, subject to the closing of the Exchange Transaction. We have agreed to register the resale of $12.0 million of common stock to be issued pursuant to the most recent Subscription Agreement.

Bahram Akradi, Michael L. Reger, TRT Holdings, Inc. and the additional investors agreed that for 90 calendar days after the Exchange Closing, they shall not, and shall cause each of their affiliates not to, directly or indirectly (a) offer for sale, pledge or otherwise dispose of any shares of common stock purchased pursuant to the Subscription Agreements or (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common stock purchased pursuant to the Subscription Agreements.

Registration Rights Agreement

In accordance with the terms of the Exchange Agreement, at the Exchange Closing, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Supporting Noteholders pursuant to which we will agree to file with the SEC a registration statement registering for resale the shares of common stock and the Second Lien Notes issued in the Exchange Transaction.

TRT Governance Agreement

In connection with the Exchange Transaction and at the Exchange Closing, the Company has agreed to enter into an amended and restated letter agreement (the “TRT Governance Agreement”) with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC and TRT Holdings, Inc. (collectively, “TRT”), three director nominees to be nominated by TRT and Bahram Akradi, pursuant to which we will appoint a director nominee selected by TRT to our Board of Directors (the “Board”) to fill the current vacancy and, subject to the terms and conditions in the TRT Governance Agreement, will take all actions necessary and appropriate to include in the slate of nominees standing for election at each annual meeting of the Company, three independent director nominees designated by TRT (such number subject to decrease as described below).

Pursuant to the TRT Governance Agreement, TRT will be entitled to nominate: (a) three directors (i) if it owns shares equal to 20.0% or more of the outstanding common stock as of the Exchange Closing or (ii) if, on or after the third anniversary of the Exchange Closing, it owns shares equal to 12.5% or more of the outstanding common stock, (b) two directors (i) if it owns shares equal to 10.0% or more but less than 20.0% of the outstanding common stock as of the Exchange Closing or (ii) if, on or after the third anniversary of the Exchange Closing, it owns shares equal to 12.5% or more of the outstanding common stock, or (c) one director if it owns shares equal to 5.0% or more but less than 10.0% of the outstanding common stock as of the Exchange Closing. If TRT owns an amount of shares equal to fewer than 5.0% of the outstanding common stock as of the Exchange Closing, TRT will not be entitled to any representation on the Board. Until the first date that (x) TRT owns shares equal to fewer than 20.0% of the outstanding common stock as of the Exchange Closing or (y) on or after the third anniversary of the Exchange Closing, TRT owns shares equal to fewer than 12.5% or more of the outstanding common stock, not less than one TRT-nominated director must be appointed to each committee of the Board (subject to the independence requirements of the NYSE American and the SEC).

Pursuant to the TRT Governance Agreement, during the period beginning on the date of the Exchange Closing and continuing until and including the annual meeting of the Company to be held in calendar year 2020, TRT and Bahram Akradi are each generally prohibited from engaging in certain proxy solicitations (including regarding representation on the Board or any other proposal brought by the Company’s shareholders).

The TRT Governance Agreement also provides that if TRT becomes the beneficial owner of 40% or more of the common stock without approval from a committee of disinterested directors from the Board, then TRT may not, for a period of four years, engage in certain extraordinary transactions with the Company, including a merger, tender or exchange offer and certain purchases of securities and assets.

Under the terms of the TRT Governance Agreement, the Company will enter into a registration rights agreement with TRT at the Exchange Closing, pursuant to which the Company will agree to register all of the common stock held by TRT at the Exchange Closing, excluding shares of common stock that TRT will receive pursuant to the Exchange Transaction.

Reincorporation

As noted above, one of the conditions to the completion of the Exchange Transaction is that we receive shareholder approval for the reincorporation of the Company in the State of Delaware. Our board of directors has approved and has recommended that our shareholders approve a proposal (the “Reincorporation Proposal”) to be presented at a special meeting of shareholders to change the Company’s state of incorporation from Minnesota to Delaware (the “Reincorporation”). If our shareholders approve the Reincorporation Proposal, we intend to effect the Reincorporation prior to the Exchange Closing by converting to a Delaware corporation as provided by Minnesota law and Delaware law. In this prospectus supplement, we sometimes refer to the Company as a Minnesota corporation before the Reincorporation as “NOG Minnesota” and the Company as a Delaware corporation after the Reincorporation as “NOG Delaware.”

At the time of the closing of the offering contemplated by this prospectus supplement, the Company will be a Minnesota corporation and will be subject to Minnesota corporate law. However, if the shareholders approve the Reincorporation Proposal at the Company’s special meeting and the Reincorporation becomes effective, the Company will become subject to Delaware law, and the Company’s existing Articles of Incorporation (the “Minnesota Articles of Incorporation”) and Bylaws (the “Minnesota Bylaws”) will be replaced by a new certificate of incorporation (the “Delaware Certificate of Incorporation”) and bylaws (the “Delaware Bylaws”), as more fully described below:

•	NOG Delaware will (a) be deemed to be the same entity as NOG Minnesota for all purposes under Minnesota and Delaware law, and (b) continue to have all of the rights, privileges and powers of NOG Minnesota, except for the changes that result from being governed by Delaware law, the Delaware Certificate of Incorporation and Delaware Bylaws;

•	each outstanding share of NOG Minnesota common stock, including the shares offered hereby, will continue as an outstanding share of NOG Delaware common stock, and each outstanding option, warrant or other right to acquire shares of NOG Minnesota common stock will continue as an outstanding option, warrant or other right to acquire shares of NOG Delaware common stock;

•	other than the change in corporate domicile, the Reincorporation will not result in any change in the business, physical location, management, assets or liabilities of the Company, nor will it result in any change in location of our current employees, including management;

•	the Delaware Certificate of Incorporation will increase the total number of shares of all classes of capital stock that the Company has authority to issue to 455,000,000 consisting of (a) 5,000,000 shares of preferred stock, par value $0.001 per share and (b) 450,000,000 shares of common stock, par value $0.001 per share; and

•	the name of the Company following the Reincorporation will remain Northern Oil and Gas, Inc.

Effect of Reincorporation

If the Reincorporation Proposal is approved, the Reincorporation will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below in the section entitled “Description of Capital Stock.”

The Reincorporation will not result in any change in the business, physical location, management, assets, liabilities or net worth of the Company, nor will it result in any change in location of our headquarters or current employees, including management. The Reincorporation will not affect our daily business operations, our organizational structure or our consolidated financial condition and results of operations. The Reincorporation will not affect the amount or timing of any dividends to be paid by the Company. In addition, the Reincorporation will not alter the composition of management or our board of directors. After the Reincorporation, the Company’s principal executive offices will remain located at 601 Carlson Pkwy, Suite 990, Minnetonka, Minnesota 55305.

Plan of Conversion

The Reincorporation will be effected pursuant to a plan of conversion to be adopted by NOG Minnesota (the “Plan of Conversion”). The Plan of Conversion provides that the Company will convert into a Delaware corporation and become subject to Delaware law. By virtue of the conversion, all of the rights, privileges and powers of NOG Minnesota, all property owned by NOG Minnesota, all debts due to NOG Minnesota and all causes of action belonging to NOG Minnesota immediately prior to the conversion will remain vested in NOG Delaware following the conversion. In addition, by virtue of the conversion, all debts, liabilities and duties of NOG Minnesota immediately prior to the conversion will remain attached to NOG Delaware following the conversion. Each director and officer of NOG Minnesota will continue to hold his or her respective office with NOG Delaware.

If the Reincorporation Proposal is approved by our shareholders, the Reincorporation would become effective upon the filing and effectiveness of the Minnesota Articles of Conversion, the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation. If the Reincorporation Proposal is approved, it is anticipated that the Board will cause the Reincorporation to be effected prior to the Exchange Closing (the “Effective Time”). However, the Reincorporation may be delayed by our Board or the Plan of Conversion may be terminated and abandoned by our Board at any time prior to the Effective Time, including after approval of the Reincorporation Proposal, if our Board determines for any reason that doing so would be in the best interests of the Company and its shareholders.

At the Effective Time, each outstanding share of common stock of NOG Minnesota will automatically convert into one share of common stock of NOG Delaware and each outstanding option or other right to purchase shares of NOG Minnesota common stock will constitute an option or other right to purchase an equal number of shares of NOG Delaware common stock. Company shareholders and holders of Company stock options will not be required to exchange their NOG Minnesota stock certificates or stock options, respectively, and should not destroy any stock certificate or stock option or submit any stock certificate or stock option to the Company unless they are requested to do so by the Company. Any NOG Minnesota stock certificates submitted to the Company for transfer after the Effective Time, whether pursuant to a sale or otherwise, will be exchanged automatically for NOG Delaware stock certificates.

DESCRIPTION OF CAPITAL STOCK

Description of the Company’s Capital Stock Prior to the Effective Time

If the Reincorporation Proposal is not approved by our shareholders and the Reincorporation does not become effective, the rights of our shareholders will remain governed by Minnesota law, the Minnesota Articles of Incorporation and the Minnesota Bylaws. The following is a description of the our capital stock, without giving effect to the Reincorporation.

Generally

Under the Minnesota Articles of Incorporation, the Company is authorized to issue up to 142,500,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Description of Common Stock

As of February 28, 2018, 65,944,133 shares of common stock were outstanding. All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our common stock do not have cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Description of Preferred Stock

As of April 5, 2018, no shares of our preferred stock are outstanding. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our shareholders. Our Board is able to determine, with respect to any series of preferred stock, the terms and rights of that series. If we offer preferred stock, the applicable prospectus supplement will describe the terms, including the following if applicable:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Accordingly, we could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of common shareholders might believe to be in their best interests or in which common shareholders might receive a premium for their common stock over the market price of such common stock.

Depositary Shares

We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Description of the Company’s Capital Stock at the Effective Time

If the Reincorporation Proposal is approved by our shareholders and the Reincorporation becomes effective, at the Effective Time NOG Minnesota will convert into NOG Delaware, and the rights of shareholders of NOG Delaware will generally be governed by Delaware law, the Delaware Certificate of Incorporation and the Delaware Bylaws. The following is a description of the capital stock of NOG Delaware at the Effective Time.

Generally

At the Effective Time, the total number of shares of all classes of capital stock that the Company has authority to issue will increase to 455,000,000 consisting of (a) 5,000,000 shares of preferred stock and (b) 450,000,000 shares of common stock.

Description of Common Stock

At the Effective Time, the total number of shares of common stock that the Company has the authority to issue will be increased to 450,000,000. The proposed increase in the number of authorized shares of common stock is necessary to complete the Exchange Transaction and a portion of the Equity Raise. Additionally, our Board believes that the proposed increase in the number of authorized shares of common stock is desirable to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, entering into strategic relationships, stock splits and dividends, equity compensation awards or other corporate purposes.

All issued and outstanding shares of common stock at the Effective Time will remain outstanding.

At the Effective Time, the holders of shares of NOG Delaware common stock will continue to be entitled to one vote per share on all matters to be voted on by shareholders. Except with respect to the election of directors or as otherwise required by law, all questions submitted to a vote of NOG Delaware shareholders will be decided by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders. Directors will be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present, and NOG Delaware shareholders will not be entitled to cumulate their votes for the election of directors.

NOG Delaware common stock will not be redeemable, will not have subscription or conversion rights and will not entitle common shareholders to any preemptive rights to subscribe for any shares of any class or series of NOG Delaware capital stock, or for any obligations convertible into shares of any class or series of NOG Delaware capital stock, whether now or hereafter authorized.

At the Effective Time, the holders of NOG Delaware common stock will be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company as may be declared thereon by the Company’s Board from time to time out of assets or funds of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the Company’s debts and subject to the rights of the holders of shares of any series of preferred stock upon such dissolution, liquidation or winding up, the holders of the shares of the Company’s common stock will be entitled to the remaining net assets of the Company to be distributed equally on a per share basis.

The existing Minnesota Articles of Incorporation and Minnesota Bylaws have, and the Delaware Certificate of Incorporation and Delaware Bylaws will, contain provisions that could have the effect of delaying or deferring a change in control of the Company, including provisions that:

•	grant our Board discretion to create and issue preferred stock from time to time without shareholder approval;

•	provide that any vacancy on our Board may be filled only by the affirmative vote of a majority of the remaining directors then in office, and not by the shareholders; and

•	establish advance notice requirements for shareholders to nominate candidates for election as directors at any meeting of shareholders or to present any other business for consideration at any meeting of shareholders.

After the Effective Time, the Company’s common stock will continue to be listed on the NYSE American and trade under the symbol “NOG.”

At the Effective Time, Section 203 of the Delaware General Corporation Law will apply to NOG Delaware and its shareholders. This provision provides that a corporation that is listed on a national securities exchange or that has more than 2,000 shareholders is not permitted to engage in a business combination with any interested shareholder, generally a person who owns 15% or more of the outstanding shares of a corporation’s voting stock, for three years after the person became an interested shareholder, unless (a) before the person became an interested shareholder, the board of directors approved either the transaction resulting in a person becoming an interested shareholder or the business combination, (b) upon consummating the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (c) on or after the date the person becomes an interested shareholder, the business combination is approved by the board of directors and at an annual or special meeting of shareholders by the affirmative vote of at least 66-2/3% of the corporation’s outstanding voting stock which is not owned by the interested shareholder. The prohibitions on transactions with interested shareholders do not apply to, among other things, interested shareholders who became such before the date and time at which the certificate of incorporation became effective.

Equiniti Trust Company, as successor to Wells Fargo Shareowner Services, will continue to be the transfer agent and registrar for NOG Delaware common stock.

Description of Preferred Stock

At the Effective Time, the Delaware Certificate of Incorporation will continue to authorize the NOG Delaware board of directors to create and provide for the issuance of preferred stock without the approval of our shareholders. The NOG Delaware board of directors will be authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

NOG Minnesota is currently authorized to issue up 5,000,000 shares of preferred stock under the Minnesota Articles of Incorporation. As of the date hereof, the Company has neither designated nor issued any shares of preferred stock.

The transfer agent and registrar for a particular series of preferred stock will be set forth in an applicable prospectus supplement.

The Charters and Bylaws of NOG Delaware and NOG Minnesota

The provisions of the Delaware Certificate of Incorporation and the Delaware Bylaws will be similar in substance to those of the Minnesota Articles of Incorporation and Minnesota Bylaws in most respects. The differences include but are not limited to:

•	the Board will no longer be able to take action by written consent without obtaining unanimous written consent;

•	directors may be removed by the affirmative vote of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote at an election of that director rather than a simple majority;

•	a special meeting of the shareholders may only be called by the Board; and

•	the Delaware Certificate of Incorporation will contain an exclusive jurisdiction provision, which provides that any shareholder derivative suits, fiduciary duty claims and other intra-corporate actions must be brought in Delaware courts.

For a discussion of all the legal changes that will result from the Reincorporation, see the section entitled “Comparison of Shareholder Rights Before and After the Reincorporation.”

No Changes to Employee Benefit Plans

Upon effectiveness of the Reincorporation, all of NOG Minnesota’s employee benefit plans will be continued by NOG Delaware, and each stock option and other equity-based award issued and outstanding pursuant to such plans will automatically convert into a stock option or other equity-based award with respect to the same number of shares of NOG Delaware, upon the same terms and subject to the same conditions as set forth in the applicable plan under which the award was granted and in the agreement reflecting the award. Approval of the Reincorporation would constitute approval of the assumption of these plans by NOG Delaware. Assuming the Reincorporation is approved, NOG Delaware will continue NOG Minnesota’s other employee benefit arrangements upon the terms and subject to the conditions currently in effect.

Comparison of Shareholder Rights Before and After the Reincorporation

The Reincorporation will result in certain changes to the rights of the Company’s shareholders because of differences between Minnesota law and Delaware law and differences between the Company’s governing documents before and after the Reincorporation. The most significant provisions of Minnesota law and Delaware law are summarized below, along with the differences between the rights of the Company’s shareholders immediately before and immediately after the Reincorporation. This summary is not an exhaustive list of all differences, or a complete description of the differences described.

NOG Minnesota	NOG Delaware

Elections; Voting; Procedural Matters

Plurality Voting — Director Elections	Plurality Voting — Director Elections

The Minnesota Bylaws provide that directors are elected by the vote of a plurality of the votes cast.	The Delaware Bylaws will be substantially identical to the Minnesota Bylaws with respect to plurality voting for directors.

Term of Directors	Term of Directors

The Minnesota Bylaws provide that directors are elected at the next regular meeting of shareholders for an indefinite term, and hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of such director.	The Delaware Bylaws will be substantially identical to the Minnesota Bylaws with respect to the term of directors.

Number of Directors	Number of Directors

The Minnesota Bylaws provide that the number of directors shall be set from time to time by the board of directors.	The Delaware Certificate of Incorporation is substantially identical to the Minnesota Bylaws with respect to the number of directors.

NOG Minnesota	NOG Delaware

Removal of Directors by Shareholders	Removal of Directors by Shareholders

Minnesota law provides that directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors, except that directors elected by a series or class of stock may only be removed by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series entitled to vote at an election of that director.

The Minnesota Articles of Incorporation do not vary from Minnesota law.

The Delaware Certificate of Incorporation will provide that, subject to the rights of the holders of any series of preferred stock, directors may be removed at any time, at a meeting called for that purpose, by the affirmative vote of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote at an election of that director.

Board Vacancies; Newly-created Directorships	Board Vacancies; Newly-created Directorships

Minnesota law provides that, unless the articles or bylaws provide otherwise, any vacancies on the board resulting from (a) the death, resignation, removal or disqualification of a director may be filled by an affirmative vote of a majority of the remaining directors, even though less than a quorum, and (b) newly created directorships may be filled by the affirmative vote of the majority of the directors serving at the time of the increase, and each director elected to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.

The Delaware Certificate of Incorporation will provide that any newly created directorships resulting from an increase in the number of directors or any vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by the shareholders. A director elected to fill a vacancy or a newly-created directorship holds office until his or her successor is duly elected and qualified or his or her earlier death, resignation, removal or retirement.

Shareholder Voting — Quorum	Shareholder Voting — Quorum

Minnesota law provides that the holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum, unless the articles or bylaws provide otherwise.	Delaware law provides that a majority of the shares entitled to vote generally constitutes a quorum at a meeting, unless the certificate of incorporation or bylaws provide otherwise.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.	The Delaware Certificate of Incorporation and Delaware Bylaws will be substantially identical to the Minnesota Articles of Incorporation and Minnesota Bylaws with respect to quorum.

Shareholder Voting — Action Generally	Shareholder Voting — Action Generally

The Minnesota Bylaws provide that except for the election of directors or as otherwise required by law or the articles of incorporation, shareholders take action by majority vote.	The Delaware Bylaws will be substantially identical to the Minnesota Bylaws with respect to shareholder action generally.

NOG Minnesota	NOG Delaware

Shareholder Proposals; Advance Notice	Shareholder Proposals; Advance Notice

The Minnesota Bylaws provide that shareholders must provide written notice of any shareholder director nominees or other proposal to be submitted at an annual meeting not later than 90 days prior to the anniversary date of the immediately preceding annual meeting unless the date of the annual meeting of shareholders is more than 30 days before or 60 days after such anniversary date, and in which case, written notice must be submitted not later than 90 days before such annual meeting, or, if later, within 10 days after the first public announcement of such annual meeting. Such notice with respect to shareholder director nominees must contain the information described in Section 1.13, subd. 1(b) of the Minnesota Bylaws and with respect to other proposals must contain the information described in Section 1.13, subd. 2(b).	The Delaware Bylaws will have virtually the same notice requirements for shareholder proposals as the Minnesota Bylaws currently provide.

Shareholder Voting — Mergers	Shareholder Voting — Mergers

Minnesota law provides that in addition to approval by the board of directors, the terms of a merger or a sale of substantially all of a corporation’s assets outside the ordinary course of business generally must be approved by a majority of outstanding shares entitled to vote.	Delaware law provides that in addition to approval by the board of directors, the terms of a merger or a sale of substantially all of the assets of a corporation generally must be approved by a majority of outstanding shares entitled to vote.

A shareholder vote is not required for a plan of merger if (a) the articles of the corporation will not be amended, (b) each shareholder with shares that were outstanding immediately before the merger’s effective date will hold the same number of shares with identical rights immediately after the merger, (c) the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger plus the voting power of the shares of the corporation entitled to vote issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% of the voting power of the outstanding shares of the corporation entitled to vote immediately before the transaction, and (d) the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% of the number of participating shares of the corporation immediately before the transaction.	A shareholder vote of the surviving corporation in a merger is generally not required (unless otherwise required by its certificate of incorporation) if (a) the plan of merger does not amend the existing certificate of incorporation, (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. In addition, the merger of a 90%-owned subsidiary into its parent corporation only needs to be approved by the board of directors of the parent corporation.

NOG Minnesota	NOG Delaware

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.	With the exception of the statutory provisions described above, the Delaware Certificate of Incorporation and Delaware Bylaws will be substantially identical to the Minnesota Articles of Incorporation and Minnesota Bylaws with respect to mergers.

Shareholder Action by Written Consent	Shareholder Action by Written Consent

Minnesota law allows shareholders to act by written consent, but requires that such actions be consented to by all of the shareholders entitled to vote on that action.

The Minnesota Bylaws do not vary from Minnesota law.

Delaware law provides that unless the certificate of incorporation provides otherwise, any action to be taken at a meeting of the shareholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing.

The Delaware Certificate of Incorporation will allow shareholders to act by written consent, but, consistent with Minnesota law, will require that such actions be consented to by all of the shareholders entitled to vote on that action.

Special Meetings of Shareholders	Special Meetings of Shareholders

The Minnesota Bylaws provide that special meetings of the shareholders may be called for any purpose at any time by (a) the chief executive officer, (b) the chief financial officer, (c) the board of directors or two or more directors, or (d) a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any business combination must be called by 25% or more of the voting power of all shares entitled to vote, who shall demand such special meeting by written notice given to the chief executive officer or chief financial officer specifying the purposes of such meeting.	The Delaware Certificate of Incorporation will only allow the board of directors, and not the shareholders, to call a special meeting of the shareholders.

Amendment of Articles of Incorporation	Amendment of Certificate of Incorporation

Minnesota law provides that a corporation may amend its articles of incorporation by adoption of a board resolution followed by a majority vote of shareholders, unless the articles of incorporation require a larger percentage. In addition, shareholders owning 3% or more of the voting power of shares entitled to vote may propose an amendment to the articles of incorporation and submit the amendment to shareholders for approval, and the amendment may be adopted by a majority vote without board approval. If the articles provide for a larger proportion or number to transact a specified type	Delaware law provides that a corporation may amend its certificate of incorporation by adoption of a board resolution followed by the affirmative vote of the majority of shareholders. If an amendment directly affects the shares of a class or series of stock, the holders of the class or series are entitled to vote on the amendment as a class, unless the certificate of incorporation opts out of the separate class vote for increases or decreases in the number of authorized shares of any class of stock. If a certificate of incorporation requires a greater vote for action by the

NOG Minnesota	NOG Delaware
of business at a meeting, the affirmative vote of that larger proportion or number is necessary to amend the articles to decrease the proportion or number necessary to transact the business.	board of directors, shareholders or other security holders than otherwise required under Delaware law, the provision requiring the greater vote may be amended only by that greater vote.

The Minnesota Articles of Incorporation do not vary from Minnesota law.	The Delaware Certificate of Incorporation and Delaware Bylaws will be substantially identical to the Minnesota Articles of Incorporation and Minnesota Bylaws with respect to amendments to the certificate of incorporation, except that shareholders will not have the power to unilaterally propose amendments to the Delaware Certificate of Incorporation under Delaware law.

Amendment of Bylaws	Amendment of Bylaws

Minnesota law provides that shareholders holding 3% or more of the voting power of the shares entitled to vote may propose an amendment to the bylaws and submit the amendment to shareholders for approval, and the amendment may be adopted by a majority vote without board approval.

Minnesota law also provides that the board may adopt, amend or repeal the bylaws, subject to the power of the shareholders as described above. After the adoption of the initial bylaws, the board may not adopt, amend, or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.

Delaware law provides that a corporation’s shareholders may adopt, amend or repeal the corporation’s bylaws without board approval. If permitted by a corporation’s certificate of incorporation, the corporation’s directors may amend or repeal the bylaws, subject to the shareholders’ power to amend or repeal the bylaws. A bylaw amendment adopted by shareholders which specifies the votes necessary for director elections cannot be amended or repealed by the board of directors.

The Delaware Certificate of Incorporation and Delaware Bylaws will give the board of directors the authority to adopt, amend or repeal the bylaws. In addition, shareholders will be entitled to amend the Delaware Bylaws. Unlike the Minnesota Bylaws, a shareholder will not be required to own any minimum amount of NOG Delaware stock in order to propose a binding amendment to the Delaware Bylaws.

Board or Committee Action by Written Consent	Board or Committee Action by Written Consent

The Minnesota Articles of Incorporation permits the board of directors to take any action, other than an action requiring shareholder approval, by a written consent signed by the number of directors that would be required to take the same action at a meeting.	The Delaware Certificate of Incorporation will be substantially identical to the Minnesota Articles of Incorporation with respect to board of directors’ action by written consent, except that any such action must be unanimous under Delaware law.

Interested Party Transactions	Interested Party Transactions

Minnesota law provides that a contract or transaction between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or officers, or have a financial interest, is not void or voidable solely	Delaware law provides that a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a

NOG Minnesota	NOG Delaware

because of such relationship or interest, or solely because the director is present at or participates or votes at the meeting of the board or committee that authorizes the contract or transaction, if:

(a)   the contract or transaction was fair and reasonable as to the corporation at the time it was approved (the person asserting the validity of the contract or transaction has the burden of proof);

(b)   the material facts as to the contract or transaction and as to the director’s interest are fully disclosed or known to the holders of all outstanding shares, whether or not entitled to vote, and the contract or transaction is approved in good faith by (i) the holders of 2/3rds of the voting power of the shares entitled to vote (excluding shares owed by the interested director), or (ii) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote; or

(c)   the material facts as to the contract or transaction and as to the director’s interest are fully disclosed or known to the board or a committee, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the disinterested directors or committee members (even if these directors are less than a quorum).

financial interest, is not void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates or votes at the meeting of the board or committee that authorizes the contract or transaction, if:

(a)   the material facts of the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to or known by the board or committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of the majority of the disinterested directors (even if these directors are less than a quorum);

(b)   the material facts of the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to or known to the shareholders entitled to vote on the matter and they specifically approve in good faith the contract or transaction; or

(c)   the contract or transaction is fair to the corporation as of the time it was authorized, approved or ratified.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.	The Delaware Certificate of Incorporation and Delaware Bylaws will not vary from Delaware law.

Dissent and Appraisal Rights	Dissent and Appraisal Rights

Minnesota law provides that appraisal rights are available in the event of: (a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects certain rights or preferences of a shareholder; (b) a sale of all or substantially all the corporation’s assets; (c) a statutory merger; (d) a plan of exchange; (e) a plan of conversion; (f) an amendment to the articles in connection with a combination of shares and cash in lieu of fractional shares; and (g) any other corporate action taken by a shareholder vote which directs that dissenting shareholders may obtain payment for their shares; provided, that unless the articles, the bylaws, or a resolution approved by the board provides otherwise, appraisal rights do not apply to a shareholder of shares not entitled vote on the merger or exchange.

Delaware law provides that appraisal rights are available only in connection with statutory mergers or consolidations, or an amendment of a corporation’s certificate of incorporation to cause it to become a public benefit corporation. In addition, in the case of most mergers unless the certificate of incorporation provides otherwise, shareholders do not receive appraisal rights for any class or series of stock (a) listed on a national securities exchange or (b) that has more than 2,000 shareholders, except if shareholders are required to accept anything other than (i) shares of the corporation surviving or resulting from the merger or consolidation, (ii) shares of any other corporation which at the effective time of the merger or consolidation are either listed on a national securities exchange or that has more than

NOG Minnesota	NOG Delaware

In addition, except in the case of a statutory short-form merger under Minnesota law, appraisal rights do not apply to shares of any class or series that is listed on a national securities exchange so long as the shareholder receives in exchange for such shares, publicly traded shares listed on a national securities exchange or cash in lieu of fractional shares.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law, except that the Minnesota Articles of Incorporation provide that no shareholder is entitled to exercise dissenters’ rights in connection with any amendment to the Minnesota Articles of Incorporation.

2,000 shareholders, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing shares and cash in lieu of fractional shares.

The Delaware Certificate of Incorporation and Delaware Bylaws will not vary from Delaware law.

Sale of Assets; Dissolution; Winding Up	Sale of Assets; Dissolution; Winding Up

Minnesota law provides that the holders of a majority of the voting power of the outstanding voting stock of a corporation must vote to approve (a) the disposition of substantially all of the corporation’s property and assets not in the usual and regular course of its business, and (b) the dissolution of the corporation.	Delaware law provides that the holders of a majority of the outstanding voting stock of a corporation must vote to approve (a) the disposition of all or substantially all of a corporation’s property and assets, and (b) the dissolution of the corporation, unless a greater vote is provided for in the certificate of incorporation.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.	The Delaware Certificate of Incorporation and Delaware Bylaws will be substantially identical to the Minnesota Articles of Incorporation and Minnesota Bylaws with respect to the sale of assets, dissolution and winding up of NOG Delaware.

Limitation on Personal Liability of Directors	Limitation on Personal Liability of Directors

Minnesota law provides that a director’s personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles. Such articles may not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for illegal distributions, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective.	Delaware law provides that a corporation is permitted to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this limitation of liability does not apply to liability (a) for breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) illegal distributions to shareholders or unlawful stock repurchases, or (d) for any transaction from which the director derived any improper personal benefit.

NOG Minnesota	NOG Delaware

The Minnesota Articles of Incorporation provide that no director of NOG Minnesota will be personally liable to NOG Minnesota or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Minnesota law.	The Delaware Certificate of Incorporation will be substantially identical to the Minnesota Articles of Incorporation with respect to the limitation on personal liability of directors to NOG Delaware.

Indemnification of Directors and Officers	Indemnification of Directors and Officers

Minnesota law provides that unless prohibited by the articles or bylaws, a corporation must indemnify a person made or threatened to be made a party to a proceeding because of the person’s former or present official capacity in the corporation against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(a)   has not been indemnified by another organization or employee benefit plan for the costs incurred by the person in connection with the proceeding with respect to the same acts or omissions,

(b)   acted in good faith,

(c)   received no improper personal benefit and, if applicable, the interest party transaction statute, summarized above, has been satisfied,

(d)   in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and

(e)   in the case of acts or omissions occurring in the official capacity, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions, reasonably believed that the conduct was not opposed to the best interests of the corporation.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth above.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.

Delaware law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person:

(a)   acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(b)   with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

With respect to actions by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

The Delaware Certificate of Incorporation and Delaware Bylaws will require that NOG Delaware indemnify directors and officers to the fullest extent permitted by law.

NOG Minnesota	NOG Delaware

Advancement of Expenses	Advancement of Expenses

Minnesota law provides that unless prohibited by the articles or bylaws, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth above has been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification as described above.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.

Delaware law provides that expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

The Delaware Certificate of Incorporation will provide that expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by NOG Delaware in advance of the final disposition of the action, suit or proceeding; provided, however, that if Delaware law so requires the director or officer will deliver to NOG Delaware an undertaking by or on behalf of the director or officer to repay, without interest, the amount if it is ultimately determined that he or she is not entitled to be indemnified by NOG Delaware, and a director’s or officer’s right to advancement of expenses is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that he or she is entitled to indemnification with respect to such action, suit or proceeding.

Exclusive Jurisdiction	Exclusive Jurisdiction

The Minnesota Articles of Incorporation and Minnesota Bylaws do not contain an exclusive jurisdiction provision.	The Delaware Certificate of Incorporation will contain an exclusive jurisdiction provision, which will provide that any shareholder derivative suits, fiduciary duty claims and other intra-corporate actions must be brought in Delaware courts.

Authorized Shares; Dividends

Authorized Shares	Authorized Shares

The Minnesota Articles of Incorporation authorize 142,500,000 shares of common stock and 5,000,000 shares of preferred stock.	The Delaware Certificate of Incorporation will authorize 450,000,000 shares of common stock and 5,000,000 shares of preferred stock.

NOG Minnesota	NOG Delaware

Preferred Stock	Preferred Stock

The Minnesota Articles of Incorporation authorize the board of directors from time to time to provide for the issuance of shares of preferred stock in one or more series, and to fix the relative rights and preferences of each such series.	The Delaware Certificate of Incorporation will be substantially identical to the Minnesota Articles of Incorporation; it authorizes the board of directors to from time to time provide for the issuance of shares of preferred stock in one or more series, and to fix the relative rights and preferences of each such series, including, without limitation, dividend rights, redemption rights, conversion privileges and liquidation rights.

Declaration and Payment of Dividends	Declaration and Payment of Dividends

Minnesota law provides that before making a distribution in the form of a dividend or share repurchase, the corporation’s board of directors must determine whether the corporation can pay its debts in the ordinary course of business after making the distribution. When making the determination, the directors must act under the duty of care and loyalty as specified by law, and based on financial information prepared according to accounting methods, a fair valuation or other method reasonable in the circumstances. In addition, a distribution may be made to the holders of a class or series of shares only if: (a) all amounts payable to the holders of shares having a preference for the payment of that kind of distribution, except those holders who have waived such rights, are paid; and (b) the payment of the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights, except as otherwise permitted under Minnesota law.	Delaware law provides that unless further restricted by the certificate of incorporation, a corporation may declare and pay dividends (a) out of surplus (as defined under Delaware law), or (b) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, but only if the capital of the corporation (as defined under Delaware law) is greater than or equal to the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law sets forth certain restrictions on the purchase or redemption of its shares of capital stock, including that any such purchase or redemption may be made only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Personal liability for directors for failure to meet the above standard has a two-year statute of limitations.	Personal liability for directors for failure to meet the above standard has a six-year statute of limitations.

The Minnesota Articles of Incorporation do not vary from Minnesota law. The Minnesota Bylaws provide that the board of directors shall have the authority to declare dividends and other distributions to the extent permitted by law.	The Delaware Certificate of Incorporation will not vary from Delaware law. The Delaware Certificate of Incorporation provides that shareholders are entitled to receive dividends when, as and if declared by the board of directors from the assets of funds of NOG Delaware legally available therefor.

NOG Minnesota	NOG Delaware
Anti-Takeover Statute

Business Combination Statute	Business Combination Statute

Minnesota law provides that a corporation with a class of equity securities registered pursuant to Section 12 of the Exchange Act is prohibited from conducting a business combination with, proposed by or on behalf of an interested shareholder (or any affiliate or associate of any interested shareholder) for four years after the shareholder became an interested shareholder unless either the business combination or the interested shareholder’s acquisition of shares was approved by a committee of disinterested directors before the shareholder became an interested shareholder.

An interested shareholder is either (a) a shareholder who directly or indirectly owns 10% or more of the voting power of the corporation’s outstanding shares, or (b) an affiliate who at any time within the past four years owned 10% or more of the voting power of the corporation’s outstanding shares.

If a good faith definitive proposal regarding a business combination or share acquisition is made in writing to the board, a committee of disinterested directors must consider and take action on the proposal and respond in writing within 30 days setting forth its decision regarding the proposal.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.

Delaware law provides that a corporation that is listed on a national securities exchange or that has more than 2,000 shareholders is not permitted to engage in a business combination with any interested shareholder for three years after the person became an interested shareholder, unless (a) before the person became an interested shareholder, the board of directors approved either the transaction resulting in a person becoming an interested shareholder or the business combination, (b) upon consummating the transaction which resulted in the person becoming an interested shareholder, the interested shareholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (c) on or after the date the person becomes an interested shareholder, the business combination is approved by the board of directors and at an annual or special meeting of shareholders by the affirmative vote of at least 66-2/3% of the corporation’s outstanding voting stock which is not owned by the interested shareholder.

An interested shareholder generally is a person who owns 15% or more of the outstanding shares of a corporation’s voting stock. These provisions do not apply, among other exceptions, if (i) the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by these provisions or (ii) the corporation, by action of its shareholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions, which action must be approved by the affirmative vote of a majority of the shares entitled to vote.

The Delaware Certificate of Incorporation and Delaware Bylaws will not vary from Delaware law.

Control Share Acquisition Statute	Control Share Acquisition Statute

Minnesota law provides that a shareholder who holds over certain thresholds (20%, 33.33% or 50%) of the outstanding shares of a public corporation is restricted from voting its shares that exceed the applicable threshold of the corporation’s outstanding voting shares until special shareholder approval is obtained or other conditions are satisfied. A Minnesota corporation may

Delaware does not have a control share acquisition statute.

The Delaware Certificate of Incorporation and Delaware Bylaws will not vary from the Delaware statutory approach and thus will not impose any control share acquisition restrictions.

NOG Minnesota	NOG Delaware

opt out of the control share acquisition statute in its articles or bylaws.

As permitted by Minnesota law, the Minnesota Articles of Incorporation provide that Minnesota’s control share acquisition statute does not apply to NOG Minnesota.

Other Constituency Provision	Other Constituency Provision

Minnesota law provides that in discharging the duties of the position of director, a director may consider the best interests of constituencies other than shareholders, including the interests of the corporation’s employees, customers, suppliers, and creditors, the economy of Minnesota and the nation, community and societal considerations, and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The Minnesota Articles of Incorporation and Minnesota Bylaws do not vary from Minnesota law.

Delaware law does not have an “other constituency provision.”

The Delaware Certificate of Incorporation and Delaware Bylaws will not explicitly permit the consideration of other constituencies by the Board.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

General

The following is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances, and does not purport to be a complete analysis of all the potential tax considerations relating thereto. In addition, this discussion does not address (i) other U.S. federal tax laws, such as estate and gift tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements), pension plans, or U.S. expatriates and former long-term residents of the United States, (iv) investors that participated (or will participate) in the Exchange Transaction, (v) the special tax rules that may apply to investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated or risk reduction transaction, or (vi) the impact, if any, of the alternative minimum tax or the Medicare tax imposed on net investment income.

This summary is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY

AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, THE TAX CONSEQUENCES OF THE TAX CUTS AND JOBS ACT AND ANY APPLICABLE TAX TREATY.

Certain U.S. Federal Income Tax Considerations

Distributions on Common Stock

If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or any successor form of the foregoing) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or any successor form thereof)). Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i)	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder),

(ii)	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

(iii)	we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

Any gain recognized by a non-U.S. holder that is described in clause (i) above generally will be subject to U.S. federal income tax at the income tax rates generally applicable to a U.S. person, and such non-U.S. holder will be required to file a U.S. federal income tax return. Any gain of a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder that is described in clause (ii) above generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

With respect to clause (iii) above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Based on the nature of our business and the assets that we own, we expect that we currently are a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common stock in the same manner as if such non-U.S. holder were a United States person and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common stock (including a redemption treated as a sale or exchange for U.S. federal income tax purposes or a distribution treated as a return of capital, as described under “—Distributions on Common Stock” above). However, if and so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, the 15% withholding tax on gross proceeds will not apply and a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for our common stock, 5% or less of our common stock. Our common stock is currently listed on the NYSE American and, although no assurance can be given, we expect that, for as long as our common stock continues to be so listed, the common stock will be treated as “regularly traded on an established securities market.”

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock, the tax, if any, withheld with respect to those dividends, and such holder’s name and address. Copies of the information returns reporting those dividends and withholding taxes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a U.S. person.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or any successor form of the foregoing) or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

Sections 1471 through 1474 of the Code and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends such as dividends, if any, paid on our common stock (and, beginning January 1, 2019, payments of gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends such as our common stock) made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

UNDERWRITING

Stifel, Nicolaus & Company, Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

Name	Number of Shares
Stifel, Nicolaus & Company, Incorporated	44,000,002
Capital One Securities, Inc.	2,933,333
Imperial Capital, LLC	2,933,333
Northland Securities, Inc.(1)	2,933,333
Petrie Partners Securities, LLC	2,933,333
Seaport Global Securities LLC	2,933,333

Total	58,666,667

(1)	Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares of common stock, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

Option to Purchase Additional Shares of Common Stock

We have granted an option to the underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 8,800,000 shares of common stock from us at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discount. If the underwriters exercise their option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters initially propose to offer the shares directly to the public at the offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 8,800,000 shares of common stock.

	Per Share	Total Without Exercise of Option to Purchase Additional Shares	Total With Exercise of Option to Purchase Additional Shares
Public offering price	$1.5000	$88,000,000.50	$101,200,000.50
Underwriting discounts and commissions	$0.0525	$3,080,000.02	$3,542,000.02
Proceeds, before expenses, to us	$1.4475	$84,920,000.48	$97,658,000.48

We estimate that our total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $665,000. We have also agreed to reimburse the underwriters for certain of their blue sky and Financial Industry Regulatory Authority, Inc.-related expenses in an aggregate amount not to exceed $20,000.

Indemnification of Underwriters

We will indemnify the underwriters and their respective controlling persons against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We and our officers and directors have agreed to a 90 day “lock up” and TRT Holdings, Inc. has agreed to a 90 day “lock up” with respect to substantially all of the shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of up to 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

NYSE American Listing

Our common stock is listed on the NYSE American under the trading symbol “NOG.”

Passive Market-Making

In connection with the offering, the underwriters may engage in passive market-making transactions in the common stock on NYSE American in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock on NYSE American. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time.

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have in the past provided, and may in the future from time to time provide, various financial advisory, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the common shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the common stock and certain other legal matters in connection with the issuance of the common stock will be passed upon for us by Jones Day. Certain matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York and Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our oil and gas reserves used herein were based in part upon reports prepared by Ryder Scott Company, LP, independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus supplement and the accompanying prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus supplement and the accompanying prospectus are part of that registration statement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and website referred to above.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the prospectus until we sell all of the securities:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 23, 2018;

•	our Current Reports on Form 8-K filed with the SEC on each of February 1, 2018, March 19, 2018, March 21, 2018 and April 4, 2018;

•	our Form 8-A filed with the SEC on March 19, 2008; and

•	the description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed with the SEC on October 10, 2007 for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Chad Allen

Chief Accounting Officer and Interim Chief Financial Officer

Northern Oil and Gas, Inc.

601 Carlson Pkwy, Suite 990

Minnetonka, Minnesota 55305

(952) 476-9800

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

$500,000,000

Northern Oil and Gas, Inc.

Common Stock

Preferred Stock

Depositary Shares

Senior Debt Securities

Subordinated Debt Securities

Warrants

Purchase Contracts

Units

This prospectus provides you with a general description of the common stock, preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, purchase contracts and units that we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you invest.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers. We will provide the names of any such agents and underwriters used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such agents and/or underwriters in connection with the sale of these securities, in the applicable prospectus supplement.

Our common stock is listed in NYSE MKT under the symbol “NOG.”

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus and in any prospectus supplement hereto, as well as documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2015.

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under this process, we may sell common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units in one or more offerings up to an aggregate initial offering price of $500,000,000. We may sell these securities either separately or in units.

This prospectus provides you with a general description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units that we may issue. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you invest. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When we refer to “our company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Northern Oil and Gas, Inc., a Minnesota corporation.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” to register the securities offered by this prospectus and any accompanying prospectus supplement. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus and any accompanying prospectus supplement are part of that registration statement. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus and any accompanying prospectus supplement, you should refer to the registration statement and its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and website referred to above.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, (i) following the date of the registration statement that contains this prospectus but prior to the effectiveness of such registration statement or (ii) after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus (in each case, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2015 Annual Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 8, 2015;

•	Current Reports on Form 8-K filed with the SEC on each of January 5, 2015, April 13, 2015, May 18, 2015, and May 28, 2015;

•	Form 8-A filed with the SEC on March 19, 2008; and

•	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed with the SEC on October 10, 2007 for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Thomas W. Stoelk

Chief Financial Officer

Northern Oil and Gas, Inc.

315 Manitoba Avenue, Suite 200

Wayzata, Minnesota 55391

(952) 476-9800

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect our company and to take advantage of the “safe harbor” protection for forward-looking statements afforded by applicable federal securities laws.

All statements other than statements of historical facts included or incorporated by reference in this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this prospectus, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, include the following: changes in crude oil and natural gas prices; the pace of drilling and completions activity on our properties; our ability to acquire additional development opportunities; changes in our reserves estimates or the value thereof; general economic or industry conditions; nationally or the regions in which our company conducts business; changes in the interest rate environment; legislation or regulatory requirements; conditions of the securities markets; our ability to raise or access capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, products and prices.

We have based any forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014 and the other documents incorporated by reference into this prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements other than as may be required by applicable law or regulation.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 30, 2014, which is incorporated herein by reference, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described or incorporated by reference in any prospectus supplement we may authorize. Our business, financial condition or results of operations could be materially and adversely affected by any of those risks. In such case, the trading price of our securities could decline and investors could lose all or part of their investment. See the section entitled “Where You Can Find More Information” in this prospectus.

OUR COMPANY

We are an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties, primarily in the Bakken and Three Forks formations within the Williston Basin in North Dakota and Montana. We believe the location, size and concentration of our acreage position in one of North America’s leading unconventional oil-resource plays provide us with drilling and development opportunities that result in significant long-term value.

Our primary focus is oil exploration and production through non-operated working interests in wells drilled and completed in spacing units that include our acreage. As a non-operator, we are able to diversify our investment exposure by participating in a large number of gross wells, as well as entering into more project areas by partnering with numerous experienced operating partners. In addition, because we can elect to participate on a well-by-well basis, we believe we have increased flexibility in the timing and amount of our capital expenditures because we are not burdened with various contractual development agreements or a large operating support staff. Further, we are able to avoid exploratory costs incurred by many oil and gas producers.

We were incorporated in Minnesota in 2010 as the successor to a business formed in 2007. Our executive offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, and our telephone number is 952-476-9800. We maintain an Internet website at www.northernoil.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale by us of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, without limitation, acquisitions, additions to working capital, capital expenditures, and repayment of debt. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated. As of the date of this prospectus, we have no preferred stock outstanding and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

Year Ended December 31,					Three Months Ended March 31, 2015 (1)
2010	2011	2012	2013	2014
18.2x	67.6x	6.5x	3.0x	6.6x	—

(1)	Earnings were insufficient to cover fixed charges by approximately $378.4 million for the three months ended March 31, 2015 due primarily to a non-cash impairment charge.

The ratio of earnings to fixed charges is calculated as follows:

        (earnings)

(fixed charges)

For purposes of calculating the ratios, earnings consist of:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees;

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	minus capitalized interest;

•	minus preference security dividend requirements of consolidated subsidiaries; and

•	minus the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For purposes of calculating the ratios, fixed charges consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest portion of rental expense, and

•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our capital stock. Our capital stock may be offered directly or in connection with the conversion, exchange or exercise of other securities. We have filed our articles of incorporation, and our bylaws, as exhibits to the registration statement of which this prospectus is a part. You should read our articles of incorporation and bylaws for additional information before you buy any capital stock or any securities which may be exercised or exchangeable for or converted into capital stock.

General

The following description of our capital stock is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are incorporated by reference in the registration statement of which this prospectus forms a part, and by the provisions of applicable Minnesota law. Under our articles of incorporation, we are authorized to issue up to 95,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. Our common stock is listed in NYSE MKT under the symbol “NOG.”

Common Stock

Shares Outstanding

As of June 30, 2015, 61,603,071 shares of common stock were outstanding. All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our common stock do not have cumulative voting rights.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive or Conversion Rights

The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

As of June 30, 2015, no shares of our preferred stock are outstanding. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our shareholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series. If we offer preferred stock, the applicable prospectus supplement will describe the terms, including the following if applicable:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Accordingly, we could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of common shareholders might believe to be in their best interests or in which common shareholders might receive a premium for their common stock over the market price of the common stock.

Depositary Shares

We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Provisions

Advance Notice Requirements for Director Nominations and Shareholder Proposals

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to our corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days prior to the first anniversary of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders and may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Anti-Takeover Provisions of the Minnesota Business Corporation Act

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33-1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33-1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities, which could be senior debt securities or subordinated debt securities. A prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The senior debt securities will be issued under an indenture, referred to herein as the “senior indenture,” between us and the trustee named in the applicable prospectus supplement. The subordinated debt securities will be issued under an indenture, referred to herein as the “subordinated indenture,” between us and the trustee named in the applicable prospectus supplement.

We have summarized the anticipated material terms and provisions of the senior and subordinated indentures in this section. We have also filed the form of the indentures summarized in this section as exhibits to the registration statement of which this prospectus is a part. You should read the applicable indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

General

The debt securities will be our direct unsecured obligations. Neither of the indentures limits the amount of debt securities that we may issue. Both indentures permit us to issue debt securities from time to time and debt securities issued under an indenture will be issued as part of a series that has been established by us under such indenture. (Section 301)

The senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated debt. The subordinated debt securities will be unsecured and will rank equally with all of our other subordinated debt securities and, together with such other subordinated debt securities, will be subordinated to all of our existing and future Senior Debt (as defined below). See “—Subordination” below.

The debt securities are our unsecured senior or subordinated debt securities, as the case may be, but our assets include equity in our subsidiaries. As a result, our ability to make payments on our debt securities may depend in part on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of the holders of a series of debt securities, issue additional debt securities of that series having the same ranking and the same interest rate, maturity date and other terms (except for the price to public and issue date) as such debt securities. Any such additional debt securities, together with the initial debt securities, will constitute a single series of debt securities under the applicable indenture. No additional debt securities of a series may be issued if an event of default under the applicable indenture has occurred and is continuing with respect to that series of debt securities.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities; and

•	the first interest payment date;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the applicable indenture;

•	any optional redemption provisions that would permit us to elect redemption of the debt securities, or the holders of the debt securities to elect repayment of the debt securities, before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	whether the debt securities will be convertible into shares of capital stock and, if so, the terms and conditions of any such conversion;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the applicable indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under the heading “—Defeasance” will not apply to the debt securities;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will not be issued as permanent global securities and the extent to which the description of the book-entry procedures described below under “—Book-Entry, Delivery and Form” will not apply to such global securities—a “global security” is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

•	whether all or part of the debt securities will be issued in whole or in part as temporary global securities and, if so, the depositary for those temporary global securities and any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the identity of the trustee, security registrar and paying agent for the debt securities;

•	any material tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities; and

•	any other terms of the debt securities.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

Exchange and Transfer

Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in any place of payment that we may designate. However, holders of global securities may transfer and exchange global securities only in the manner and to the extent set forth under “—Book-Entry, Delivery and Form” below. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

We will not be required to:

•	register the transfer of or exchange debt securities to be redeemed for a period of 15 calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered debt security selected for redemption, in whole or in part, except the unredeemed or unpaid portion of that registered debt security being redeemed in part. (Section 305)

Interest and Principal Payments

Payments. Holders may present debt securities for payment of principal, premium, if any, and interest, if any, register the transfer of the debt securities and exchange the debt securities at the agency maintained by us for such purpose and identified in the applicable prospectus supplement. We refer to the applicable trustee acting in the capacity of a paying agent for the debt securities as the “paying agent.”

Any money that we pay to the paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of a debt security can only look to us for the payments on the debt security. (Section 1003)

Recipients of Payments. The paying agent will pay interest to the person in whose name the debt security is registered at the close of business on the applicable record date. Unless otherwise specified in the applicable prospectus supplement, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that day is a business day. A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the debt security. The paying agent will make the payment on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a debt security on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date. An “interest payment date” for any debt security means a date on which, under the terms of that debt security, regularly scheduled interest is payable.

Book-Entry Debt Securities. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of The Depository Trust Company, referred to herein as “DTC,” or other depositary specified in the applicable prospectus supplement, as holder of book-entry debt securities, by wire transfer of immediately available funds. The “depositary” means the depositary for global securities issued under the applicable indenture and, unless provided otherwise in the applicable prospectus supplement, means DTC. We expect that the depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry debt securities as shown on the records of the depositary. We also expect that payments by the depositary’s participants to owners of beneficial interests in the book-entry debt securities will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Debt Securities. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the security register; or

•	by wire transfer to an account designated by a holder, if the holder has given written notice not later than 10 calendar days prior to the applicable interest payment date. (Section 307)

Payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a debt security will be made in immediately available funds against presentation and surrender of the debt security at the office of the paying agent.

Redemption and Repayment of Debt Securities

Optional Redemption by Us. If applicable, the prospectus supplement will indicate the terms of our option to redeem the debt securities. We will mail a notice of redemption to each holder which, in the case of global securities, will be the depositary, as holder of the global securities, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable prospectus supplement, to the address of each holder as that address appears upon the books maintained by the security registrar. The debt securities will not be subject to any sinking fund.

A partial redemption of the debt securities may be effected by such method as the applicable trustee shall deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of debt securities held by a holder equal to an authorized denomination. If we redeem less than all of the debt securities and the debt securities are then held in book-entry form, the redemption will be made in accordance with the depositary’s customary procedures. We have been advised that it is DTC’s practice to determine by the lot the amount of each participant in the debt securities to be redeemed.

Unless we default in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities called for redemption.

Repayment at Option of Holder. If applicable, the prospectus supplement relating to a series of debt securities will indicate that the holder has the option to have us repay a debt security of that series on a date or dates specified prior to its stated maturity date. Unless otherwise specified in the applicable prospectus supplement, the repayment price will be equal to 100% of the principal amount of the debt security, together with accrued interest to the date of repayment.

For us to repay a debt security, the paying agent must receive at least 30 days but not more than 45 days prior to the repayment date:

•	the debt security with the form entitled “Option to Elect Repayment” on the reverse of the debt security duly completed; or

•

a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United

States setting forth the name of the holder of the debt security, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being exercised and a guarantee that the debt security to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the debt security, will be received by the paying agent not later than the fifth business day after the date of the telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that debt security and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a debt security will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the debt security but, in that event, the principal amount of the debt security remaining outstanding after repayment must be an authorized denomination.

If a debt security is represented by a global security, the depositary or the depositary’s nominee will be the holder of the debt security and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment of a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant through which it holds an interest in the debt security to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

We may purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by us may, at our discretion, be held or resold or surrendered to the applicable trustee for cancellation.

Denominations

Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each and integral multiples of $1,000 in excess thereof.

Consolidation, Merger or Sale

Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the applicable indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists. (Section 801)

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, such successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities. (Section 802)

Modification and Waiver

Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option; and

•	a modification of any of the foregoing requirements contained in the applicable indenture. (Section 902)

Under each of the indentures, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series.

In addition, under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the senior indenture or the subordinated indenture with respect to any series of debt securities issued thereunder, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment on debt securities of that series when due;

•	failure to perform any other covenant in the applicable indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the applicable indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 502, 513)

Each of the indentures requires us to file an officers’ certificate with the applicable trustee each year that states, to the knowledge of the certifying officers, whether or not any defaults exist under the terms of the applicable indenture. (Section 1005) The applicable trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series. (Section 602)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer that trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Sections 512, 603)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce this payment.

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. Unless we specify otherwise in the applicable prospectus supplement, the debt securities offered thereby will be subject to the defeasance and discharge provisions of the applicable indenture, and we will be discharged from our obligations on the debt securities of that series if:

•

we deposit with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

•	we deliver to the applicable trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

When we use the term “Eligible Instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in U.S. dollars only and essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•	the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in the subordinated indenture, will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of that indenture. Unless we specify otherwise in the applicable prospectus supplement, the debt securities offered thereby will be subject to the covenant defeasance provisions of the applicable indenture, and if we make the deposit and deliver the opinion of counsel described above in this section under the heading “—Defeasance and Discharge,” we will not have to comply with any covenant we designate when we establish the series of debt securities. In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically designated upon establishing the debt securities, will remain in effect. (Section 1501)

If we exercise our option not to comply with certain covenants as described above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically relating to any of such covenants, the amount of money and/or Eligible Instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

Subordination

The subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. Our “Senior Debt” includes the senior debt securities and means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any of our indebtedness (including, without limitation, any obligations in respect of such indebtedness and any interest accruing after the filing of a petition by or against us under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the senior indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions, refinancings or refundings of, or amendments, modifications or supplements to the foregoing). However, Senior Debt does not include:

•	any liability for federal, state, local or other taxes owed or owing by us;

•	our indebtedness to any of our subsidiaries;

•	our trade payables and accrued expenses (including, without limitation, accrued compensation) for goods, services or materials purchased or provided in the ordinary course of business; and

•	any particular indebtedness in which the instrument creating or evidencing the same expressly provides that such indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the subordinated debt securities.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the subordinated debt securities. (Section 1601 of the subordinated indenture)

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on Senior Debt:

•	the holders of subordinated debt securities,

•	together with the holders of any of our other obligations ranking equal with those subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.

If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all of the Senior Debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinated to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those subordinated debt securities. (Section 1601 of the subordinated indenture)

Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors.

We may modify or amend the subordinated indenture as provided under “—Modification and Waiver” above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of Senior Debt. (Section 902 of the subordinated indenture)

Payment of Additional Amounts

Unless we specify otherwise in the applicable prospectus supplement, we will not pay any additional amounts on the debt securities offered thereby to compensate any beneficial owner for any United States tax withheld from payments on such debt securities.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued as fully registered global securities that will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. Depositary for each of Clearstream and Euroclear (the “U.S. Depositaries”), which U.S. Depositaries will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global securities will be held in denominations of $1,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a qualified successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that such global security will be exchangeable for definitive securities in registered form or elect to terminate the book-entry system through DTC and notify the applicable trustee of our decision; or

•	an event of default with respect to the debt securities represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all debt securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the applicable indenture. Accordingly, we, the applicable trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

We understand that DTC’s current practice is to credit direct participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants, and not of DTC or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the applicable indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTCC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

The above information with respect to DTC has been provided for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

We understand that Clearstream was incorporated under the laws of Luxembourg as an international clearing system. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the Euroclear Operator.

We further understand that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Unless otherwise specified in the applicable prospectus supplement, initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Conversion and Exchange

If any offered debt securities are convertible into shares of any of our capital stock at the option of the holders or exchangeable for shares of any of our capital stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

Notices

Unless otherwise specified in the applicable prospectus supplement, any notices required to be given to the holders of the debt securities in global form will be given to the depositary.

Governing Law

The indentures are, and the debt securities will be, governed by and will be construed in accordance with New York law.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. A prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We may issue warrants for the purchase of common stock, preferred stock, debt securities, or depositary shares. Warrants may be issued alone or together with common stock, preferred stock, debt securities, or depositary shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We will file the form of warrant agreement for common stock (including the form of warrant), the form of warrant agreement for preferred stock (including the form of warrant), the form of warrant agreement for debt securities (including the form of warrant) with the SEC either as an exhibit to an amendment to the registration statement of which this prospectus is a part, or as an exhibit to a current report on Form 8-K. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

If we offer warrants, the applicable prospectus supplement will identify the warrant agent and describe the terms of the warrants, including the following:

•	the offering price;

•	the currency for which warrants may be purchased;

•	the designation, aggregate principal amount, currency of denomination and payment, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities issued with the warrants and the number of warrants issued with such securities;

•	if applicable, the date on and after which the warrants and the underlying securities will be separately transferable;

•	the principal amount of securities purchasable upon exercise of one warrant, and the price at and the currency in which the principal amount of such securities may be purchased upon such exercise;

•	the date on which the right to exercise the warrants shall commence and the date on which the right to exercise shall expire;

•	United States federal income tax considerations;

•	whether the warrants will be issued in registered or bearer form; and

•	any other terms of the warrants.

You may, at the corporate trust offices of the warrant agent or any other office indicated in the applicable prospectus supplement:

•	exchange warrant certificates for new warrant certificates of different denominations;

•	if the warrant certificates are in registered form, present them for registration of transfer; and

•	exercise warrant certificates.

Before exercising warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, including the right to receive payments on such securities purchasable upon exercise or to enforce covenants in the indenture.

DESCRIPTION OF PURCHASE CONTRACTS

The following is a general description of the terms of the purchase contracts we may issue from time to time. The applicable prospectus supplement will describe the terms of any purchase contracts and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts and (3) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract, as applicable, upon the occurrence of certain events.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations, including tax considerations, applicable to investing in those units. You must review the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement and incorporated documents. The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement and any incorporated documents the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under the other sections describing the securities offered by this prospectus, will apply to each unit and to any of such other securities included in each unit.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	on the NYSE MKT (including through at-the-market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	in a block trade in which a broker/dealer will attempt to sell a block of securities as agent but may position and

•	resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement to the extent required. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities offered under this prospectus and any prospectus supplement from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

In connection with any offering of the securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Underwriters may also impose a penalty bid in any offering of securities offered under this prospectus through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of such securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriters that purchase the securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

The validity of the securities and certain other matters will be passed upon for us by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements incorporated in this prospectus by reference from Northern Oil and Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Grant Thornton LLP will be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Certain estimates of our oil and gas reserves used herein were based in part upon reports prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

Northern Oil and Gas, Inc.

58,666,667 Shares of Common Stock

PRICE $1.50 PER SHARE

Sole Book-Running Manager

STIFEL

Co-Managers

CAPITAL ONE SECURITIES	IMPERIAL CAPITAL	NORTHLAND CAPITAL MARKETS	PETRIE PARTNERS SECURITIES	SEAPORT GLOBAL SECURITIES

PROSPECTUS SUPPLEMENT

April 5, 2018